UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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EchoStar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 18, 2019

DEAR SHAREHOLDER:

It is my pleasure to invite you to attend the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar”).  The Annual Meeting will be held on Tuesday, April 30, 2019, at 11:30 a.m., local time, at EchoStar’s headquarters located at 100 Inverness Terrace East, Englewood, Colorado 80112.

The enclosed Notice of the Annual Meeting and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting.  During the Annual Meeting, we will also review EchoStar’s operations and other items of general interest regarding the corporation.

All shareholders are invited to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting in person, it is important that you be represented.  To ensure that your vote is received and counted, please follow the instructions included with your proxy card to vote online or by mail or telephone.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in EchoStar.  I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN
Chairman of the Board of Directors

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ECHOSTAR CORPORATION:

The 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation will be held on Tuesday, April 30, 2019, at 11:30 a.m., local time, at our headquarters located at 100 Inverness Terrace East, Englewood, Colorado 80112, for the following purposes:

1.	To elect eight directors to our Board of Directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To consider a shareholder proposal regarding majority voting in director elections; and

4.	To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy.  Whether or not you plan to attend the Annual Meeting, we ask that you vote using one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•                 Vote online or by telephone, by following the instructions included with your proxy card; or

•                 Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 4, 2019 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.  This Proxy Statement and proxy card were either made available to you on the Internet or mailed to you beginning on or about March 18, 2019.

By Order of the Board of Directors

DEAN A. MANSON
Executive Vice President, General Counsel and Secretary

March 18, 2019

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held April 30, 2019:

Our Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials
are Available at proxyvote.com.

100 Inverness Terrace East· Englewood, Colorado 80112· Tel: (303) 706-4000 · Fax: (303) 728-5048

PROXY STATEMENT
OF
ECHOSTAR CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar,” “we,” “us,” “our” or the “Corporation”).  The purpose of the Annual Meeting is to (i) elect eight directors to our Board of Directors (the “Board” or “Board of Directors”); (ii) ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and (iii) to consider a shareholder proposal regarding majority voting in director elections.  Your proxy is being solicited by our Board of Directors.  The Board is currently not aware of any other matters proposed to be presented at the Annual Meeting.

Date, Time and Place

The Annual Meeting will be held on Tuesday, April 30, 2019, at 11:30 a.m., local time, at the Corporation’s headquarters located at 100 Inverness Terrace East, Englewood, Colorado 80112.

Securities Entitled to Vote

This Proxy Statement is being sent or provided on or about March 18, 2019, to holders of record at the close of business on March 4, 2019 (the “Record Date”) of our Class A common stock, par value $0.001 per share (the “Class A Shares”), and our Class B common stock, par value $0.001 per share (the “Class B Shares”).  Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If your shares are registered directly in your name with us or with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record,” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying Annual Report and the proxy card directly from us.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. Your broker, bank or other nominee, who is considered the shareholder of record for such shares, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

At the close of business on the Record Date, 47,658,409 Class A Shares and 47,687,039 Class B Shares were outstanding.  Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders.  Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

A complete record of the shareholders entitled to vote at the Annual Meeting will be available at our headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112 for inspection by any shareholder for any purpose germane to the Annual Meeting, for a period of at least ten (10) days prior to the Annual Meeting during normal business hours, and at any time during the Annual Meeting.

Voting of Proxies

To vote online or by telephone, please refer to the instructions included with the accompanying proxy card.  To vote by mail, please complete the proxy card and return it to us as instructed in the proxy card.  Votes submitted online or by telephone or mail must be received by 11:59 p.m., Eastern Time, on Monday, April 29, 2019. Submitting your vote online or by telephone or mail will not affect your right to vote in person, if you choose to do so.  Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth in those proxies.  If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter.  If your shares are held in a stock brokerage account or by a bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee in order to vote your shares.

Your proxy may be revoked by giving written notice of the revocation of your proxy to our Corporate Secretary, Dean A. Manson, at our headquarters located at 100 Inverness Terrace East, Englewood, Colorado 80112, at any time prior to the Annual Meeting.  You may also revoke your proxy by submitting a proxy with a later date than your original proxy or by voting in person at the Annual Meeting.  Your presence at the Annual Meeting does not by itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.  Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis.  Registration and seating will begin at 11:15 a.m., local time, and the Annual Meeting will begin at 11:30 a.m., local time, on Tuesday, April 30, 2019.  Each shareholder may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, and proof of his or her share ownership as of the Record Date.  Examples of proof of ownership include a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the Record Date.  The use of cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.  All shareholders must check in at the registration desk at the Annual Meeting.

Quorum

In accordance with our Articles of Incorporation (as amended, our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting in order to determine whether a quorum is present.

Vote Required

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director (Proposal 1).  No cumulative voting is permitted.  The eight nominees receiving the highest number of votes cast “for” the nominee will be elected.

The affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote on the matter is necessary to (i) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2019 (Proposal 2) and (ii) approve the shareholder proposal regarding majority voting in director elections (Proposal 3).

Treatment of Abstentions and Broker Non-Votes

Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker non-votes, will be considered present at the Annual Meeting for determining whether a quorum exists and the number of total votes present and entitled to vote generally at the Annual Meeting.

Abstentions will have the same effect as votes “against” (i) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2) and (ii) the shareholder proposal regarding majority voting in director elections (Proposal 3). However, abstentions will not be counted as “withhold” or “for” the election of directors (Proposal 1).

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner. If a beneficial owner does not instruct a broker how to vote, the broker will only have discretion to vote such beneficial owner’s shares on “routine” matters. If a proposal is not “routine,” a broker who has not received instructions from the beneficial owner as to how to vote its shares does not have discretion to vote such shares on that proposal. At our Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered a “routine” matter. All other proposals are not considered “routine,” and brokers holding the shares of beneficial owners will not have discretion to vote on these proposals if they have not received voting instructions from such beneficial owners.

Accordingly, broker non-votes will have no effect in determining the (i) election of directors (Proposal 1) and (ii) shareholder proposal regarding majority voting in director elections (Proposal 3).

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” whereby multiple shareholders sharing the same address may receive a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, unless one or more of these shareholders notifies Broadridge Financial Solutions, Inc. at the address or telephone number below that they wish to continue receiving individual copies, in which case we will deliver promptly a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to each such shareholder.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a Board of eight directors at the Annual Meeting.  Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his respective successor shall be duly elected and qualified.  Mr. Tom A. Ortolf has not been nominated by our Board to stand for re-election as a director at the Annual Meeting. On March 13, 2019, Mr. Jeffrey R. Tarr was appointed to our Board and our Board has nominated Mr. Tarr to be elected as a director at the Annual Meeting.

Each nominee has consented to his nomination and has advised us that he intends to serve if elected.  If at the time of the Annual Meeting one or more of the nominees has become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees selected and recommended by the Board of Directors to fill the vacancy or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Corporation
Charles W. Ergen	66	2007	Chairman
Michael T. Dugan	70	2007	Director, Chief Executive Officer and President
R. Stanton Dodge	51	2009	Director
Anthony M. Federico	71	2011	Director
Pradman P. Kaul	72	2011	Director and President, Hughes Communications, Inc.
C. Michael Schroeder	70	2007	Director
Jeffrey R. Tarr	56	2019	Director
William D. Wade	62	2017	Director

A substantial majority of the voting power of the shares of each of EchoStar and DISH Network Corporation (“DISH”) is owned beneficially by Charles W. Ergen, our Chairman, and by certain entities established by Mr. Ergen for the benefit of his family. Certain of our director nominees currently are or have previously been employed by DISH and its subsidiaries.

The following sets forth the business experience of each of the nominees over the last five years.

Charles W. Ergen.  Mr. Ergen has served as our executive Chairman since November 2009 and Chairman of the Board of Directors since our formation in 2007. Mr. Ergen served as our Chief Executive Officer from our formation in 2007 until November 2009. Mr. Ergen serves as executive Chairman and has been Chairman of the Board of Directors of DISH and its subsidiaries since its formation and, during the past five years, has held executive officer and director positions with DISH and its subsidiaries, most recently serving as the Chief Executive Officer of DISH and its subsidiaries from March 2015 to December 2017. The Board of Directors concluded that Mr. Ergen should continue to serve as a member of the Board of Directors due to, among other things, his role as our and DISH’s co-founder and as our controlling shareholder and the expertise, leadership and strategic direction that he has contributed to us since our formation, in addition to his extensive experience in our industry.

Michael T. Dugan.  Mr. Dugan has served as our Chief Executive Officer and President since November 2009. Mr. Dugan has also served as a member of our Board of Directors since our formation in 2007. Mr. Dugan served as a senior advisor to EchoStar and our subsidiaries from January 1, 2008 until November 2009. From May 2004 to December 2007, he was a director of DISH, and from 1990 to 2006, he served in several executive roles at DISH and its subsidiaries, including as President, Chief Operating Officer, Chief Technical Officer and senior advisor. The Board of Directors concluded that Mr. Dugan should continue to serve as a member of the Board of Directors due to, among other things, his knowledge and experience in the telecommunications, satellite and related industries from his service over the years as a director or officer with a number of different companies in those industries.

R. Stanton Dodge.  Mr. Dodge has served as a member of our Board of Directors since 2009. Mr. Dodge is currently the Chief Legal Officer of DraftKings Inc., where he oversees the legal, government affairs and corporate communications teams. From June 2007 until October 2017, Mr. Dodge was the Executive Vice President, General Counsel, Corporate Communications and Secretary of DISH and was responsible for all legal, government affairs and corporate communications for DISH and its subsidiaries. From October 2007 to November 2011, Mr. Dodge served as our Executive Vice President, General Counsel and Secretary pursuant to a management services agreement between DISH and EchoStar that was entered into in connection with the spin-off of EchoStar from DISH in 2008 (the “Spin-

off”). Since November 1996 when Mr. Dodge joined DISH, he held various positions of increasing responsibility at DISH and its subsidiaries. The Board of Directors concluded that Mr. Dodge should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of our industry, particularly in light of his business and legal expertise obtained during his prior service as our General Counsel and his prior service as General Counsel and in other roles at DISH over 20 years.

Anthony M. Federico.  Mr. Federico has served as a member of our Board of Directors since June 2011, and currently serves on our Executive Compensation Committee, Nominating Committee and Audit Committee. The Board of Directors has determined that Mr. Federico meets applicable independence requirements. Until 2012, Mr. Federico served as Vice President, Chief Engineer, and Graphic Communications Executive Liaison of Xerox Corporation (“Xerox”). Mr. Federico joined Xerox in 1968 and held various product and general management positions, as well as numerous engineering, solutions, information management, and process re-engineering positions. Mr. Federico led the internal development of many of Xerox’s major production products during his tenure, including DocuPrint, DocuTech, DocuTech HLC, Nuvera and iGen3. Mr. Federico’s other positions previously held with Xerox included: Vice President/General Manager Production Solutions Businesses, Vice President of Technology for Production Systems, Vice President/General Manager Technology and Document Production Solutions, and Vice President Market-To-Collection and North American Information Management. The Board of Directors concluded that Mr. Federico should continue to serve as a member of the Board of Directors due to, among other things, his technical and managerial experience, acquired, in part, during his tenure at Xerox.

Pradman P. Kaul.  Mr. Kaul has served as President of Hughes Communications, Inc. (“Hughes Communications”) since its formation in February 2006, and as President of Hughes Network Systems, LLC, a wholly owned subsidiary of Hughes Communications (“HNS” and, together with Hughes Communications, “Hughes”) since 2000. Mr. Kaul has also served as a member of our Board of Directors since August 2011 as well as a member of the board of directors of Hughes Communications from February 2006 until June 2011. Previously, Mr. Kaul served as the Chief Operating Officer, Executive Vice President and Director of Engineering of HNS. The Board of Directors concluded that Mr. Kaul should continue to serve as a member of the Board of Directors due to, among other things, his technical and managerial experience acquired within the satellite industry, including his experience with Hughes.

C. Michael Schroeder.  Mr. Schroeder has served as a member of our Board of Directors since our formation in 2007, and currently serves on our Executive Compensation Committee, Nominating Committee and Audit Committee. The Board of Directors has determined that Mr. Schroeder meets applicable independence requirements. In 1981, Mr. Schroeder founded Consumer Satellite Systems, Inc. (“CSS”), which he grew to encompass a ten state distribution system operating in a region ranging from Wisconsin to Florida. CSS served retailers selling satellite systems, televisions and a range of consumer electronics products. Mr. Schroeder also founded a programming division of CSS that grew to serve over 400,000 subscribers. Prior to the Spin-off, Mr. Schroeder served on the Board of Directors of DISH and was a member of DISH’s Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors concluded that Mr. Schroeder should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of EchoStar from his service as a director since 2007 and as a director of DISH prior to the Spin-off, and his managerial and operational expertise and satellite systems sales knowledge developed, in part, with CSS.

Jeffrey R. Tarr. Mr. Tarr has served as a member of our Board of Directors since March 13, 2019, and currently serves on our Nominating Committee and Audit Committee, where he serves as our “audit committee financial expert.” The Board of Directors has determined that Mr. Tarr meets applicable independence requirements. Mr. Tarr has been a Senior Advisor to TPG, a global private equity firm, since August 2018. He served as President, Chief Executive Officer and Director of DigitalGlobe, Inc., a provider of high-resolution Earth imagery, data and analysis, from April 2011 until the acquisition of the company by MacDonald, Dettwiler and Associates Ltd. in October 2017 to form Maxar Technologies Inc. Since October 2017, Mr. Tarr has served as a consultant and advisor to Maxar Technologies Inc. and its subsidiaries (“Maxar”). From 2004 to 2010, Mr. Tarr was an executive with IHS Inc. (currently IHS Markit), a provider of information and insight in energy, economics, geopolitical risk, environmental sustainability and supply chain management, as President and Chief Operating Officer (2008 to 2010), co-President and co-Chief Operating Officer (2007 to 2008) and division president (2004 to 2007). Prior to IHS Inc., Mr. Tarr served from 2001 to 2003 as CEO and a director of Hoover’s Inc., a publisher of business information, and from 2002 to 2003 as chairman. In 2003, Mr. Tarr oversaw the sale of Hoover’s to The Dun & Bradstreet Corporation and remained as president of the Hoover’s subsidiary through 2004. Mr. Tarr served on the Board of Directors of CEB, Inc., a provider of research and analysis focused on strategy, operations and general management issues from 2010 until Gartner, Inc.’s acquisition of the company in 2017. He currently serves on the board of directors of the U.S. Geospatial Intelligence Foundation, as co-Chair of the World Economic Forum Global Future Council on Space Technologies and as Vice Chair of the management board of the Stanford Graduate School of Business. The Board of Directors concluded that Mr. Tarr should continue to serve as a member of the Board of Directors due to, among other things, his operational and managerial expertise as a director and officer and his knowledge and experience in the satellite and related industries.

William D. Wade. Mr. Wade has served as a member of our Board of Directors since February 2017, and currently serves on our Nominating Committee and Audit Committee. The Board of Directors has determined that Mr. Wade meets applicable independence requirements. Mr. Wade served as the President and CEO of Asia Satellite Telecommunications Co. Ltd. (“AsiaSat”) based in Hong Kong from 2010 to November 2016, as Deputy CEO of AsiaSat from 1994 to 2010, and as a senior advisor to the CEO of AsiaSat from November 2016 through March 2017.  From 1996 to November 2016, Mr. Wade also served on the AsiaSat Board of Directors as an Executive Director serving on the Compliance Committee.  AsiaSat owns and operates an Asian-based satellite fleet providing capacity and satellite services to media and telecommunications companies across the Asia-Pacific region.   Prior to joining AsiaSat, Mr. Wade served as an executive director manager in charge of Pan Asian Systems with Hutchison Whampoa, a satellite and cable television equipment supplier and systems integrator.  Earlier in his career, Mr. Wade held a number of senior management positions in the United States and Singapore with EchoSphere Corporation, a subsidiary of DISH, and Audiotone, a manufacturer and supplier of hearing aid and test equipment.  Mr. Wade has also served since 2012 as a director for First Western Advisors, Ltd., a private entity providing wealth management services, and since September 2017 as a director of, and executive advisor to, Global-IP Cayman, a privately owned satellite communications company. The Board of Directors concluded that Mr. Wade should continue to serve as a member of the Board of Directors due to, among other things, his operational expertise and his experience in the satellite industry.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein.

Charles W. Ergen, our Chairman, and certain entities established by Mr. Ergen for the benefit of his family, beneficially own equity securities representing approximately 88.3% of the total voting power of all classes of our outstanding shares.  Please see “Equity Security Ownership and Related Matters” below.  Mr. Ergen and such entities have indicated their intention to vote in favor of each of the nominees set forth in Proposal 1.  Accordingly, the election of all of the nominees set forth in Proposal 1 is assured even if any of the nominees were to not receive any affirmative votes by any shareholders other than Mr. Ergen and such entities.

Director Compensation and Non-employee Director Option Plan

Cash Compensation

Some of our directors are employees of the Corporation and/or our subsidiaries or DISH or its subsidiaries. We refer to these directors as “employee directors”. Our employee directors are not compensated for their services as directors. Each non-employee director receives an annual cash retainer of $60,000, which is paid in equal quarterly installments; provided such person is a member of the Board of Directors on the last day of the applicable calendar quarter. Our non-employee directors also receive a $1,000 cash payment for each meeting attended in person and a $500 cash payment for each meeting attended by telephone; provided that if there is more than one meeting of the Board of Directors or its committees on the same day, then the applicable non-employee director is only entitled to receive compensation for attendance at a single meeting.  Additionally, any non-employee director who is the chairperson of a committee of the Board of Directors receives a $5,000 annual cash retainer, which is paid in equal quarterly installments; provided such person is the chairperson of the committee on the last day of the applicable calendar quarter.  Our non-employee directors also receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees, and (ii) reimbursement, in full, of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

The following table sets forth the cash and noncash compensation earned by each of our non-employee directors for the fiscal year ended December 31, 2018.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. Stanton Dodge	64,000	—	61,908	—	—	—	125,908
Anthony M. Federico	69,000	—	61,908	—	—	—	130,908
Tom A. Ortolf (4)	68,500	—	61,908	—	—	—	130,408
C. Michael Schroeder	69,000	—	61,908	—	—	—	130,908
William D. Wade	64,000	—	61,908	—	—	—	125,908

(1)
Charles W. Ergen, our Chairman, is an executive officer of the Corporation but not one of our named executive officers for 2018. Mr. Ergen does not receive any additional compensation for services provided as a director of the Corporation.

(2)	On March 13, 2019, Mr. Jeffrey R. Tarr was appointed to our Board of Directors and, accordingly, did not earn any cash or noncash compensation for the fiscal year ended December 31, 2018.

(3)
The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 16 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2018, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 21, 2019 as amended by Amendment No. 1 to the Form 10-K on Form 10-K/A filed with the SEC on February 27, 2019 (collectively referred to as our “2018 Form 10-K”).

(4)	Mr. Tom A. Ortolf has not been nominated by our Board to stand for re-election as a director at the Annual Meeting.

Pursuant to our EchoStar Corporation 2017 Non-Employee Director Stock Incentive Plan (the “2017 Director Plan”), each of Messrs. Dodge, Federico, Ortolf, Schroeder and Wade was granted an option to acquire 5,000 Class A Shares at an exercise price of $44.40 per share on July 1, 2018. All of these options were 100% vested upon issuance.

Incentive Compensation

Non-employee Director Stock Option Plan

In 2008, we adopted our Amended and Restated 2008 Non-Employee Director Stock Option Plan (the “2008 Director Plan”) pursuant to which we have granted options to our non-employee directors. In 2017, we adopted our 2017 Director Plan pursuant to which we grant options and other equity awards to our non-employee directors. We have not granted any options under the 2008 Director Plan after May 2, 2017. We refer to our 2008 Director Plan and 2017 Director Plan as our “Director Plans.”

The purpose of the Director Plans is to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors.  Upon initial election or appointment to our Board of Directors as a non-employee director, our non-employee directors are granted a fully-vested option to acquire 10,000 Class A Shares with a grant date on the first day of the calendar quarter following the quarter in which such person is so initially elected or appointed to the Board of Directors.  In our discretion, we may also grant non-employee directors further options to acquire our Class A Shares or other equity awards.  Options we have granted under our Director Plans are 100% vested upon issuance and have a term of five years. As of December 31, 2018, 53,000 of our Class A Shares were available for issuance under the 2008 Director Plan and 105,000 of our Class A Shares were available for issuance under the 2017 Director Plan.

Our non-employee directors do not hold any stock awards except those granted to them pursuant to the Director Plans. The following options were granted to our non-employee directors pursuant to the Director Plans and were outstanding as of December 31, 2018:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date
R. Stanton Dodge	5,000	44.40	7/1/2023
Total Options Outstanding at December 31, 2018	5,000

Anthony M. Federico	5,000	52.50	1/1/2020
	5,000	49.29	7/1/2020
	5,000	39.69	7/1/2021
	5,000	60.70	7/1/2022
	5,000	44.40	7/1/2023
Total Options Outstanding at December 31, 2018	25,000

Tom A. Ortolf (2)	5,000	52.50	1/1/2020
	5,000	49.29	7/1/2020
	5,000	39.69	7/1/2021
	5,000	60.70	7/1/2022
	5,000	44.40	7/1/2023
Total Options Outstanding at December 31, 2018	25,000

C. Michael Schroeder	5,000	52.50	1/1/2020
	5,000	49.29	7/1/2020
	5,000	39.69	7/1/2021
	5,000	60.70	7/1/2022
	5,000	44.40	7/1/2023
Total Options Outstanding at December 31, 2018	25,000

William D. Wade	10,000	56.95	4/1/2022
	5,000	60.70	7/1/2022
	5,000	44.40	7/1/2023
Total Options Outstanding at December 31, 2018	20,000

(1)
On March 13, 2019, Mr. Jeffrey R. Tarr was appointed to our Board of Directors and the Board of Directors approved a grant to Mr. Tarr of 10,000 options to acquire Class A Shares with a grant date of April 1, 2019. These options will vest immediately on the grant date and will have an exercise price equal to the closing price of our Class A Shares on April 1, 2019.

(2)	Mr. Tom A. Ortolf has not been nominated by our Board to stand for re-election as a director at the Annual Meeting.

CORPORATE GOVERNANCE

Board of Directors Information

Our Board of Directors held four meetings in 2018 and took action by unanimous written consent once during 2018.  During 2018, each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he was a director and from which he was not recused; and (ii) the total number of meetings held by all committees of the Board on which he served.  In addition, our non-employee directors held four executive sessions in 2018.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.  Officers serve at the discretion of the Board.

Charles W. Ergen, our Chairman, and certain entities established by Mr. Ergen for the benefit of his family beneficially own equity securities representing approximately 88.3% of the total voting power of all classes of our outstanding shares and through such beneficial ownership Mr. Ergen and such entities have the ability to elect a majority of our directors and to control all other matters requiring the approval of our shareholders.  See “Equity Security Ownership and Related Matters” below. We are a “controlled company” within the meaning of NASDAQ rules. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors composed of a majority of independent directors; (ii) a nominating committee composed solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iv) a compensation committee charter that provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and/or (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Committee Information

The Board has created an Executive Compensation Committee of the Board of Directors (the “Compensation Committee”), an Audit Committee of the Board of Directors (the “Audit Committee”) and a Nominating Committee of the Board of Directors (the “Nominating Committee”), all of which are composed entirely of independent directors under applicable rules.  The function and authority of each of the committees of our Board of Directors are described below.  The charters of our Compensation, Audit and Nominating Committees are available on our website at http://www.echostar.com.

Compensation Committee.  The Compensation Committee operates under a charter adopted by the Board.  The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than non-employee directors; (ii) approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation, which together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to EchoStar’s executive officers, and certify the achievement of such goals prior to payment; and (iv) set the compensation of our Chairman, Mr. Ergen.

The Compensation Committee held four meetings and took action by unanimous written consent once during 2018.  The current members of the Compensation Committee are Messrs. Federico, Ortolf and Schroeder, with Mr. Ortolf currently serving as Chairman.  The Board has determined that each member of the Compensation Committee meets the applicable NASDAQ independence requirements.  A report of the Compensation Committee is set forth below on page 24 of this Proxy Statement.

Audit Committee.  Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and related SEC rules and regulations.  The Audit Committee operates under a charter adopted by the Board.  The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor and approve his or her compensation; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and various other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review and approve the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and the independent registered public accounting firm.

The Audit Committee held four meetings and took action by unanimous written consent once during 2018.  The current members of the Audit Committee are Messrs. Federico, Ortolf, Schroeder, Tarr and Wade, with Mr. Schroeder currently serving as Chairman.  The Board has determined that each member of our Audit Committee meets the applicable independence requirements of NASDAQ and SEC rules and regulations.  The Board has also determined that each member of our Audit Committee is financially literate and has designated Mr. Tarr as our “audit committee financial expert” as defined by applicable SEC rules and regulations.  A report of the Audit Committee is set forth below on page 40 of this Proxy Statement.

Nominating Committee.  The Nominating Committee operates under a charter adopted by the Board.  The principal function of the Nominating Committee is to identify, review and recommend independent director nominees for selection by the Board and to consider all director nominees in light of the entirety of their credentials.  The Nominating Committee held two meetings and took no action by written consent during 2018.  The current members of the Nominating Committee are Messrs. Federico, Ortolf, Schroeder, Tarr and Wade, with Mr. Federico currently serving as Chairman.  The Board has determined that each member of the Nominating Committee meets applicable NASDAQ independence requirements.

Board Criteria and Board Selection Process

The Nominating Committee considers candidates suggested by its members, other directors, senior management and shareholders, as appropriate.  No search firms or other advisors were retained to identify prospective director nominees during the past fiscal year.  In considering whether to recommend prospective director nominees for selection by the Board, the Nominating Committee considers the entirety of the prospective nominees’ credentials, including but not limited to the following factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) as applicable, their independence from management under applicable listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.  We do not have a formal policy as it relates to diversity with respect to director nominations, however, our practice is to seek diversity in experience, knowledge, viewpoints and abilities on the Board, recognizing that our business and operations are diverse and global in nature. The Nominating Committee does not assign specific weight to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  However, the Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.  The Nominating Committee and Board recognize the importance of diversity in director nominees with respect to professional experience, areas of expertise, background, viewpoints, skills, race, gender and national origin and generally consider such factors when identifying and evaluating director nominees and candidates. The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. Mr. Tarr was initially recommended for appointment to the Board by our Chairman, Mr. Charles W. Ergen.

The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by shareholders or with respect to nominating anyone to our Board other than independent directors.  A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing, in accordance with the process described in “Shareholder Communications” below, with whatever supporting material the shareholder considers appropriate.  The Nominating Committee will consider whether to nominate any person nominated by a shareholder pursuant to and in accordance with the provisions of the Corporation’s bylaws relating to shareholder nominations.

Board Leadership Structure

The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer with Mr. Charles W. Ergen serving as Chairman and Mr. Michael T. Dugan serving as Chief Executive Officer and President of the Corporation.  Mr. Dugan is responsible for the day-to-day management of the Corporation and Mr. Ergen primarily identifies strategic priorities and leads the discussion and execution of strategy for the Corporation.  We believe this leadership structure is appropriate for the Corporation and in the best interest of our shareholders because, among other reasons, separating the Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.  Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes.  The Board discharges this oversight responsibility itself or using its committees through regular reports received from, and discussions with, senior management on areas of material risk exposure to the Corporation.  These reports and Board or committee discussions include, among other things, operational, financial, legal, regulatory, strategic and cybersecurity and physical security risks.  Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives.  The Board (or appropriate committee in the case of risks in areas for which responsibility has been delegated to or is handled by a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies.  The Audit Committee meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes. The Audit Committee is briefed regularly by the Corporation’s chief information security officer and other members of management regarding cybersecurity and other security risks.  As part of its charter, our Audit Committee is responsible for discussing the Corporation’s policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation.  When a committee receives a report from a member of management regarding areas of risk, the chairman of the relevant committee is expected to report on the discussion to the Board to the extent necessary or appropriate.  This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.  The Board or applicable committee also has authority to engage external advisors as necessary. A discussion of our risk assessment of compensation programs and practices is described in “Risk Assessment” in the Compensation Discussion and Analysis section below on page 23 of this Proxy Statement.

Other Information about Our Board of Directors

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of directors that meet the applicable independence and non-employee director requirements of NASDAQ and SEC rules and regulations. The current Compensation Committee members are Messrs.  Ortolf, Schroeder and Federico. None of these individuals was an officer or employee of EchoStar or our subsidiaries or DISH or its subsidiaries at any time during the 2018 fiscal year.  During the 2018 fiscal year, no executive officer of EchoStar served on: (i) the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (ii) the board of directors of another entity, one of whose executive officers served on our Compensation Committee, or (iii) the compensation committee of another entity, one of whose executive officers served on our Board of Directors.

Annual Meeting Attendance

Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings.  All of our directors were in attendance at our 2018 Annual Meeting.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The table and information below sets forth the name, age and position with the Corporation of each of our executive officers who are not also director nominees, the period during which each such executive officer has served as such, and each such executive officer’s business experience during at least the past five years.  Information concerning Charles W. Ergen, Chairman; Michael T. Dugan, Chief Executive Officer, President and Director; and Pradman P. Kaul, President of Hughes Communications and Director, is set forth above under “Proposal 1 — Election of Directors.”

Name	Age	Position
Anders N. Johnson	61	Chief Strategy Officer and President, EchoStar Satellite Services L.L.C.
Dean A. Manson	52	Executive Vice President, General Counsel and Secretary
David J. Rayner	61	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer

A substantial majority of the voting power of the shares of each of EchoStar and DISH is owned beneficially by Charles W. Ergen, our Chairman, and by certain entities established by Mr. Ergen for the benefit of his family. Certain of our executive officers are or have previously been employed by DISH and its subsidiaries.

Anders N. Johnson.  Mr. Johnson has served as President of EchoStar Satellite Services L.L.C. since June 2011 and as our Chief Strategy Officer since September 2016.  Before joining EchoStar, Mr. Johnson was most recently at SES World Skies where he served as Senior Vice President of Strategic Satellite Development.  Mr. Johnson joined SES GLOBAL after the combination of GE Americom and SES GLOBAL in 2001.  Prior to SES GLOBAL, Mr. Johnson worked at GE Capital beginning in 1985 in a variety of executive level roles in Satellite Services, Aviation Services, and Transportation & Industrial Financing.

Dean A. Manson.  Mr. Manson has served as our Executive Vice President, General Counsel and Secretary since November 2011. Mr. Manson also serves as Executive Vice President, General Counsel and Secretary of Hughes Communications. Mr. Manson joined Hughes in 2000 from the law firm of Milbank, Tweed, Hadley & McCloy LLP, where he focused on international project finance and corporate transactions, and was appointed General Counsel of Hughes in 2004.

David J. Rayner.  Mr. Rayner has served as our Executive Vice President, Chief Financial Officer and Treasurer since December 2012 and as our Chief Operating Officer since September 2016. From November 2011 to November 2012, Mr. Rayner served as Chief Financial Officer of Tendril Networks, Inc., a Boulder, Colorado software company.  Mr. Rayner served as our Chief Financial Officer from June 2010 to November 2011 and served as our Chief Administrative Officer from January 2008 to June 2010.  Prior to that, Mr. Rayner served as Executive Vice President of Installation and Service Networks of DISH and previously as Chief Financial Officer of DISH.  Before joining DISH in December 2004, Mr. Rayner served as Senior Vice President and Chief Financial Officer of Time Warner Telecom in Denver, beginning in June 1998.

INFORMATION REGARDING CHIEF EXECUTIVE OFFICER PAY RATIO

The pay ratio rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations (the “Pay Ratio Rules”) require us to provide the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. Dugan.

For 2018, our last completed fiscal year:

•	the median of the annual total compensation of our employees (other than our Chief Executive Officer) was $102,830; and

•	the annual total compensation of our Chief Executive Officer was $2,026,060 (See “Summary Compensation Table” below).

Accordingly, for 2018 the ratio of the annual total compensation of Mr. Dugan, our Chief Executive Officer, to the median annual total compensation of our employees was 20 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with the Pay Ratio Rules based on our payroll and employment records and the methodology described below. The Pay Ratio Rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Determining the Median Employee

As of December 31, 2018, our total employee population consisted of 2,207 individuals, with 372 of our employees being located in foreign countries. Approximately 83% of our employees were located in the United States, 5% were located in Europe (primarily in the United Kingdom and Germany), 8% were located in Brazil and 4% were located in various countries worldwide. We used the same “median employee” that we used for the year ended 2017 because there have been no changes to our employee population or employee compensation arrangements that we believe would significantly affect our pay ratio disclosure. We excluded employees located in the following foreign countries: 19 employees in Colombia; 14 employees in India; 12 employees in United Arab Emirates; 9 employees in Italy; 8 employees in Mexico; 7 employees in Peru; 7 employees in Russia; 3 employees in Indonesia; and 1 employee in Saudi Arabia; as permitted by the Pay Ratio Rules. After taking into consideration these adjustments, our adjusted employee population consisted of 2,127 individuals as of December 31, 2018.

Determining Compensation

Under the Pay Ratio Rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual total direct compensation of our employees. Specifically, we determined that our “median employee” was a full-time, salaried employee located in the United States with wages as reflected in our payroll records for the 12-month period ending December 31, 2018. We identified and calculated the elements of such employee’s compensation for 2018 in accordance with the requirements of the Pay Ratio Rules. See “Summary Compensation Table” below for the annual total compensation of our Chief Executive Officer.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of EchoStar used the pay ratio measure in making compensation decisions.

EQUITY SECURITY OWNERSHIP AND RELATED MATTERS

Equity Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our current directors; (iii) our Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers in 2018 (collectively, the “Named Executive Officers” or “NEOs”); and (iv) all of our current directors and executive officers as a group.  Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class (2)	Total Voting Power (3)
Class A Common Stock:
Charles W. Ergen (4)	48,623,539	50.9%	88.3%
Cantey M. Ergen (5)	46,923,539	50.0%	88.2%
William R. Gouger (6)	1,484,419	3.0%	2.8%
Trusts (6)	1,482,117	3.0%	2.8%
EdgePoint Investment Group Inc. (7)	4,592,516	9.6%	*
The Vanguard Group, Inc. (8)	4,398,885	9.2%	*
Putnam Investments, LLC (9)	3,925,179	8.2%	*
Renaissance Technologies LLC (10)	2,948,216	6.2%	*
Michael T. Dugan (11)	687,229	1.4%	*
Anders N. Johnson (12)	246,812	*	*
Pradman P. Kaul (13)	41,352	*	*
Dean A. Manson (14)	122,993	*	*
David J. Rayner (15)	201,809	*	*
R. Stanton Dodge (16)	5,511	*	*
Anthony M. Federico (17)	25,146	*	*
Tom A. Ortolf (18)	37,000	*	*
C. Michael Schroeder (19)	33,020	*	*
Jeffrey R. Tarr (20)	—	*	*
William D. Wade (21)	20,000	*	*
All Current Directors and Executive Officers as a Group (12 persons) (22)	50,044,411	51.6%	88.3%
Class B Common Stock:
Charles W. Ergen (4)	46,206,562	96.9%	88.3%
Cantey M. Ergen (5)	46,206,562	96.9%	88.2%
William R. Gouger (6)	1,480,477	3.1%	2.8%
Trusts (6)	1,480,477	3.1%	2.8%
All Current Directors and Executive Officers as a Group (12 persons) (23)	46,206,562	96.9%	88.3%

*Less than 1%.

(1)
Except as otherwise noted below, the address of each such person is 100 Inverness Terrace East, Englewood, Colorado 80112.  As of the close of business on the Record Date, there were 47,658,409 Class A Shares outstanding and 47,687,039 Class B Shares outstanding.  Class B Shares are convertible into Class A Shares on a one-for-one basis at any time.

(2)
Describes the ownership percentage of each class of shares beneficially owned by each beneficial owner. For the Class A Shares, the calculation assumes the conversion only of the Class B Shares beneficially owned by the applicable beneficial owner into Class A Shares and gives effect to the exercise of options and vesting of restricted stock units held by the applicable beneficial owner that are either currently exercisable or vested as of, or may become exercisable or may vest within 60 days after, the Record Date.

(3)
Describes the total voting power of each beneficial owner taking into account all classes of shares beneficially owned by the applicable beneficial owner. The calculation assumes no conversion of any Class B Shares owned by any beneficial owner and gives effect to the exercise of options and vesting of restricted stock units held by the applicable beneficial owner that are either currently exercisable or vested as of, or may become exercisable or vest within 60 days after, the Record Date. Each Class B Share is entitled to ten votes per share.

(4)
Mr. Ergen’s beneficial ownership includes: (i) 700,678 Class A Shares beneficially owned directly by Mr. Ergen; (ii) 3,705 Class A Shares beneficially owned indirectly by Mr. Ergen in the DISH Network Corporation 401(k) Employee Savings Plan (the “DISH 401(k) Plan”); (iii) 1,700,000 Class A Shares subject to employee stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date; (iv) 5,895,972 Class A Shares issuable upon conversion of the Class B Shares beneficially owned directly by Mr. Ergen; (v) 47 Class A Shares beneficially owned directly by Mr. Ergen’s spouse, Cantey M. Ergen; (vi) 201 Class A Shares beneficially owned indirectly by Mrs. Ergen in the DISH 401(k) Plan; (vii) 6,122 Class A Shares beneficially owned by one of Mr. Ergen’s children; (viii) 5,400 Class A Shares beneficially owned by a charitable foundation for which Mr. Ergen is an officer and for which he shares voting and dispositive power with Mrs. Ergen; (ix) 4,890,958 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Three-Year 2017 SATS grantor retained annuity trust (“GRAT”) dated May 30, 2017 (the “2017 May GRAT”); (x) 2,611,427 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year 2017 SATS GRAT dated November 30, 2017 (the “2017 November GRAT”); (xi) 20,000,000 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as a trustee of the Ergen Two-Year November 2018 SATS GRAT dated November 30, 2018 (the “2018 November GRAT”); (xii) 824 Class A Shares held by a trust for which Mrs. Ergen has durable power of attorney on behalf of the beneficiary of the trust; and (xiii) 12,808,205 Class A Shares issuable upon conversion of Class B Shares held by Telluray Holdings, LLC (“Telluray Holdings”), for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings. Mr. Ergen’s beneficial ownership of Class A Shares excludes the shares owned by the Trusts (as defined below) as described in footnote 6. Because each Class B Share is convertible on a one-for-one basis into a Class A Share, assuming conversion of all outstanding Class B Shares into Class A Shares and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date, the percentage of Class A Shares that Mr. Ergen may be deemed to beneficially own would be approximately 50.1%.

(5)
The address of Mrs. Ergen is 9601 S. Meridian Blvd., Englewood, Colorado 80112. Mrs. Ergen’s beneficial ownership includes: (i) 47 Class A Shares beneficially owned directly by Mrs. Ergen; (ii) 201 Class A Shares beneficially owned indirectly by Mrs. Ergen in the DISH 401(k) Plan; (iii) 4,890,958 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2017 May GRAT; (iv) 2,611,427 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2017 November GRAT; (v) 20,000,000 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2018 November GRAT; (vi) 824 Class A Shares held by a trust for which Mrs. Ergen has durable power of attorney on behalf of the beneficiary of the trust; (vii) 700,678 Class A Shares beneficially owned directly by Mrs. Ergen’s spouse, Mr. Ergen; (viii) 3,705 Class A Shares beneficially owned indirectly by Mr. Ergen in the DISH 401(k) Plan; (ix) 6,122 Class A Shares beneficially owned by one of Mrs. Ergen’s children; (x) 5,400 shares of Class A Shares beneficially owned by a charitable foundation for which Mrs. Ergen is an officer and for which Mrs. Ergen shares voting power and dispositive power with Mr. Ergen; (xi) 12,808,205 Class A Shares issuable upon conversion of Class B Shares held by Telluray Holdings for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings; and (xii) 5,895,972 Class A Shares issuable upon conversion of the Class B Shares beneficially owned directly by Mr. Ergen. Mrs. Ergen’s beneficial ownership of Class A Shares excludes the shares owned by the Trusts as described in footnote 6. Because each Class B Share is convertible on a one-for-one basis into a Class A Share, assuming conversion of outstanding Class B Shares into Class A Shares and giving effect to the exercise of options held by Mrs. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date, the percentage of Class A Shares that Mrs. Ergen may be deemed to beneficially own would be approximately 49.2%. Mrs. Ergen exercises voting power with respect to Telluray Holdings and each of the 2017 May GRAT, the 2017 November GRAT and the 2018 November GRAT independently and, with respect to the 2017 May GRAT, the 2017 November GRAT and the 2018 November GRAT, in accordance with her fiduciary responsibilities to the beneficiaries of such trusts. Mrs. Ergen exercises dispositive power with respect to each of the 2017 May GRAT, 2017 November GRAT and 2018 November GRAT independently and in accordance with her fiduciary responsibilities to the beneficiaries of such trusts.

(6)
The address of Mr. William R. Gouger is 1623 Central Avenue, Suite 214, Cheyenne, Wyoming 82001.  Mr. Gouger’s beneficial ownership includes: (i) 28 Class A Shares beneficially owned directly by Mr. Gouger; (ii) 1,450 Class A Shares beneficially owned indirectly by Mr. Gouger in the DISH 401(k) Plan; (iii) 824 Class A Shares held by a trust beneficially owned by Mr. Gouger solely by virtue of his position as trustee; (iv) 1,640 Class A Shares beneficially owned by Mr. Gouger solely by virtue of his position as the sole member of the investment committee (with sole voting and dispositive power) of Centennial Fiduciary Management LLC, which serves as trustee of certain trusts established by Mr. Ergen for the benefit of his family; and (v) 1,480,477 Class A Shares issuable upon conversion of Class B Shares held by a trust established by Mr. Ergen for the benefit of his family, which are beneficially owned by Mr. Gouger solely by virtue of his position as the trustee with sole voting and dispositive power of such trust. Because each Class B Share is convertible on a one-for-one basis into a Class A Share, assuming conversion of all outstanding Class B Shares into Class A Shares, the percentage of Class A Shares that each of Mr. Gouger and the Trusts may be deemed to beneficially own would be approximately 1.6% and 1.6%, respectively. The Trusts listed in the beneficial ownership table are trusts established by Mr. Ergen for the benefit of his family that are referenced in clauses (iv) and (v) of this footnote 6. Mr. Gouger exercises voting and dispositive power with respect to each of the Trusts independently and in accordance with his fiduciary responsibilities to the beneficiaries of such Trusts. Solely by virtue of his position as the sole member of the investment committee of Centennial Fiduciary Management LLC, which serves as trustee to certain of the Trusts, Mr. Gouger exercises voting and dispositive power on behalf of Centennial Fiduciary Management LLC with respect to each of such Trusts independently and in accordance with Centennial Fiduciary Management LLC's fiduciary responsibilities to the beneficiaries of such Trusts.

(7)
The address of EdgePoint Investment Group Inc. is 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada. EdgePoint Investment Group Inc. has shared voting power and shared dispositive power as to all of the Class A Shares it beneficially owns. The foregoing information is based solely upon a Schedule 13G filed by EdgePoint Investment Group Inc. with the SEC on February 13, 2019.

(8)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Of the Class A Shares beneficially owned by Vanguard Group, Inc., it has sole voting power as to 22,958 Class A Shares, shared voting power as to 6,659 Class A Shares, sole dispositive power as to 4,373,831 Class A Shares and shared dispositive power as to 25,054 Class A Shares. The foregoing information is based solely upon a Schedule 13G/A filed by Vanguard Group, Inc. with the SEC on February 11, 2019.

(9)
The address of Putnam Investments, LLC (d/b/a Putnam Investments) is 100 Federal Street, Boston, Massachusetts 02110.  Putnam Investments has sole dispositive power as to all of the Class A Shares it beneficially owns.  Of these Class A Shares, Putnam Capital Spectrum Fund has sole voting power and sole dispositive power as to 2,814,312 Class A Shares, representing 5.8% of EchoStar’s Class A Shares. The foregoing information is based solely upon a Schedule 13G/A filed by Putnam Investments with the SEC on February 14, 2019.

(10)
The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022. Of the Class A Shares beneficially owned by Renaissance Technologies LLC, it has sole voting power as to 2,894,624 Class A Shares, sole dispositive power as to 2,894,624 Class A Shares and shared dispositive power as to 53,592.  The foregoing information is based solely upon a Schedule 13G/A filed by Renaissance Technologies LLC with the SEC on February 13, 2019.

(11)
Mr. Dugan’s beneficial ownership includes: (i) 25,146 Class A Shares held directly by Mr. Dugan; (ii) 1,777 Class A Shares held by Mr. Dugan in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”); and (iii) 660,306 Class A Shares subject to employee stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date.

(12)
Mr. Johnson’s beneficial ownership includes: (i) 2,000 Class A Shares held directly by Mr. Johnson; (ii) 812 Class A Shares held by Mr. Johnson in the 401(k) Plan; and (iii) 244,000 Class A Shares subject to employee stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date.

(13)
Mr. Kaul’s beneficial ownership includes: (i) 848 Class A Shares held directly by Mr. Kaul; (ii) 504 Class A Shares held by Mr. Kaul in the 401(k) Plan; and (iii) 40,000 Class A Shares subject to employee stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date.

(14)
Mr. Manson’s beneficial ownership includes: (i) 1,910 Class A Shares held directly by Mr. Manson; (ii) 83 Class A Shares held by Mr. Manson in the 401(k) Plan; and (iii) 121,000 Class A Shares subject to employee stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date.

(15)
Mr. Rayner’s beneficial ownership includes: (i) 3,777 Class A Shares held directly by Mr. Rayner; (ii) 1,032 Class A Shares held by Mr. Rayner in the 401(k) Plan; and (iii) 197,000 Class A Shares subject to employee stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date.

(16)
Mr. Dodge’s beneficial ownership includes: (i) 83 Class A Shares held directly by Mr. Dodge; (ii) 428 Class A Shares held by Mr. Dodge in the DISH 401(k) Plan; and (iii) 5,000 Class A Shares subject to non-employee director stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date.

(17)
Mr. Federico’s beneficial ownership includes: (i) 146 Class A Shares held directly by Mr. Federico; and (ii) 25,000 Class A Shares subject to non-employee director stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date.

(18)
Mr. Ortolf’s beneficial ownership includes: (i) 12,000 Class A Shares that are held by a partnership of which Mr. Ortolf is a partner and that are held as collateral for a margin account; and (ii) 25,000 Class A Shares subject to non-employee director stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date. Mr. Ortolf has not been nominated by our Board to stand for re-election as a director at the Annual Meeting.

(19)
Mr. Schroeder’s beneficial ownership includes: (i) 8,020 Class A Shares held by a trust for which Mr. Schroeder is the trustee; and (ii) 25,000 Class A Shares subject to non-employee director stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date.

(20)
On March 13, 2019, Mr. Tarr was appointed to our Board of Directors and the Board of Directors approved a grant to Mr. Tarr of 10,000 options to acquire Class A Shares with a grant date of April 1, 2019. These options will vest immediately on the grant date and will have an exercise price equal to the closing price of our Class A Shares on April 1, 2019.

(21)
Mr. Wade’s beneficial ownership includes 20,000 Class A Shares subject to non-employee director stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date.

(22)
Includes: (i) 734,588 Class A Shares held directly; (ii) 4,209 Class A Shares held in the 401(k) Plan and 4,133 held by executive officers or directors in the DISH 401(k) Plan; (iii) 3,062,306 Class A Shares subject to employee and non-employee director stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date; (iv) 12,000 Class A Shares held in a partnership; (v) 46,206,562 Class A Shares issuable upon conversion of Class B Shares; (vi) 5,400 Class A Shares held by a charitable foundation; (vii) 6,370 Class A Shares held by a spouse or child directly and by a spouse indirectly in the DISH 401(k) Plan; and (viii) 8,844 Class A Shares held in trust.

(23)	Comprises the 46,206,562 Class B Shares beneficially owned by Mr. Ergen.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. We believe that during 2018, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements. In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) addresses our compensation objectives and policies for our NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of compensation for our NEOs for fiscal year 2018.

Our NEOs in 2018 were Messrs. Michael T. Dugan, Anders N. Johnson, Pradman P. Kaul, Dean A. Manson and David J. Rayner. All of our NEOs were employed and solely compensated by EchoStar during 2018. With the exception of Mr. Kaul, who entered into an agreement regarding his employment with Hughes prior to our acquisition of all of the outstanding equity of Hughes Communications in 2011 (the “Hughes Acquisition”), none of our NEOs are party to an employment agreement with us.

Overall Executive Compensation Program Objectives and Policies

Compensation Philosophy

Our executive compensation program was guided by the following key principles in 2018:

•	attraction, retention and motivation of executive officers ;

•	recognition of individual performance;

•	recognition of the achievement of company-wide and group performance goals, if any; and

•	creation of shareholder value by aligning the interests of management and shareholders through equity and cash incentives.

General Compensation Levels

The total compensation opportunities, both base salaries and incentives, offered to our NEOs have been designed to ensure that, for each executive as appropriate, they are competitive with market compensation levels, support our executive recruitment, retention and motivation objectives, reward individual, group and company-wide performance and contribute to our success by aligning the interests of our executive officers and shareholders.

In determining the overall compensation of our NEOs, the Corporation considers the subjective recommendations of our Chairman, Mr. Ergen, and our Chief Executive Officer and President, Mr. Dugan (other than with respect to his compensation), and the subjective determinations of the Compensation Committee, all of which may take into account one or more of the following factors: (i) information described in “Compilation of Certain Peer Group Data” below, including the base salaries and range of the percentage increases in base salaries, for named executive officers of the companies contained in the Peer Group Data (as defined in “Compilation of Certain Peer Group Data” below) and other information obtained from media reports or other generally available sources related to executive compensation information, (ii) the executive’s performance and contributions and/or considerations of retention, including, without limitation, the executive’s success in achieving individual, group and company-wide goals and the extent to which the executive’s individual efforts resulted in tangible increases in corporate, division or department success, (iii) whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, (iv) the value of historic and current components of each NEO’s compensation, including the base salary and any bonus or incentive compensation paid to the NEO in the prior year, (v) the value of equity awards previously granted to the executive, (vi) our and our subsidiaries’ overall financial and business performance, (vii) the performance of the NEO’s business unit, (viii) the rate of standard annual merit increases for employees who are performing at a satisfactory level, (ix) the expected compensation to be paid to other senior officers in the applicable year, (x) whether the NEO was promoted or newly hired in the prior or applicable year, and (xi) equity awards that would normally be granted upon a promotion in accordance with our policies for promotions.  This approach to general compensation levels is not formulaic or standard and does not utilize formalized benchmarking, and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to equity incentive compensation, we generally believe that our NEOs should have appropriate incentives tied to the performance of our Class A Shares.  Therefore, we may grant equity awards to a particular NEO in a given year based on a number of subjective criteria, including, without limitation, if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold, the amount of equity incentives and/or severance benefits of an NEO in a particular year, whether an NEO has recently been promoted, an NEO’s position and role in our success and whether an NEO has made any exceptional contributions to our success.

Mr. Ergen recommends, the Compensation Committee reviews and discusses and the Board of Directors ultimately approves the base salary compensation of Mr. Dugan. Messrs. Ergen and Dugan recommend, the Compensation Committee reviews and discusses and the Board of Directors ultimately approves the base salary compensation of our other NEOs.  After considering these recommendations and other considerations discussed above, the Board of Directors determines the annual base salary for each NEO. The Compensation Committee also makes and approves grants of options and other equity-based compensation to our NEOs, if any. Pursuant to the EchoStar Corporation Executive Officer Bonus Incentive Plan (the “Executive Officer Bonus Incentive Plan”), the Compensation Committee also determines and establishes applicable payout targets and performance metrics for the payment of short-term cash incentive awards, determines whether and to what extent such performance metrics have been met for each NEO for a particular year and approves short-term cash incentive awards. The Compensation Committee and the Board of Directors place substantial weight on Mr. Ergen’s recommendations regarding all compensation matters in light of his role as Chairman and as our controlling shareholder.

Compilation of Certain Peer Group Data

In connection with the approval process for our 2018 executive officer compensation, management reviewed compensation components for the named executive officers of certain companies with similar industry characteristics to us, as disclosed in their respective publicly-filed proxy statements (the “Peer Group Data”).  The surveyed companies included: Intelsat S.A., Eutelsat S.A., Inmarsat plc and ViaSat, Inc.  The Peer Group Data, along with other information obtained from media reports or other generally available sources related to executive compensation, is used solely as a subjective frame of reference, rather than for benchmarking compensation for the NEOs.  We do not utilize a formulaic or standard, formalized benchmarking level or element in setting our executive compensation relative to that of other companies.

Deductibility of Compensation

For tax years covered by this Proxy Statement, Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Internal Revenue Code”) placed a limit on the tax deductibility of compensation in excess of $1 million paid to certain of our executive officers for any single taxable year.  For tax years 2016 and 2017, this limitation applied to compensation that was not considered performance-based under Section 162(m) and the material terms of the Amended and Restated 2008 Stock Incentive Plan and the 2017 Stock Incentive Plan allowed us to grant options and other equity awards to meet the definition of performance-based compensation under Section 162(m) in order to qualify for the performance-based exception to the $1 million deduction limit.   However, the Tax Cuts and Jobs Act of 2017 enacted in December 2017 (the “2017 Tax Act”), substantially modified Section 162(m) of the Internal Revenue Code and, among other things, eliminated the performance-based exception to the $1 million deduction limit effective as of January 1, 2018.  As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million is generally nondeductible, whether or not it is performance-based.  In addition, beginning in 2018, the executive officers subject to Section 162(m) (the “Covered Employees”) include any individual who served as the chief executive officer (the “CEO”) or chief financial officer (“CFO”) at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, regardless of whether the officer is serving at the end of the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The 2017 Tax Act included a transition rule under which the changes to Section 162(m) described above do not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date.  However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given that our contracts and equity awards, even if in place on November 2, 2017, will meet the requirements of the transition rule.

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in our best interest and consistent with the goals of our executive compensation program, we retained and continue to retain discretion to approve, and have paid and may in the future pay, annual, short-term, long-term or other compensation arrangements in a manner that does not permit the compensation to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code.

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board of Directors or the Compensation Committee to evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Elements of Executive Compensation

The primary components of our executive compensation program include:

•	base salary;

•	equity incentive compensation (short-term and/or long-term) in the form of stock options and/or restricted stock units offered under EchoStar’s stock incentive plan;

•	short-term cash incentive compensation;

•	our 401(k) Employee Savings Plan (“401(k) Plan”); and

•	other compensation, including perquisites, personal benefits and post-termination compensation.

Our long and short-term incentive compensation generally include conditional and/or performance-based cash and/or equity incentive compensation and discretionary bonuses.

The components of our executive compensation program combine to promote the objectives and policies described above.  Base salary, 401(k) Plan benefits and other benefits and perquisites provided generally to employees provide a minimum level of compensation for our NEOs.  Long-term equity and/or performance-based incentive compensation align NEO compensation with the creation of long-term shareholder value and generally promote retention.  Short-term cash and/or equity incentives reward individual, group or company performance and achievement of shorter-term goals important to us.

We have not required that a certain percentage of an executive’s compensation be provided in one form versus another.  However, our goal is to award compensation that is reasonable in relation to our compensation program and objectives when all elements of potential compensation are considered.  Each element of our executive compensation and the rationale for each element are described below.

Base Salary

We have traditionally included salary in our executive compensation package under the belief that it is appropriate that some portion of the compensation paid to our executives be provided in a form that is fixed and liquid occurring over regular intervals. The Board of Directors has traditionally been free to set base salary at any level deemed appropriate, with the Compensation Committee setting the base salary of the Chairman. The Compensation Committee and the Board of Directors typically review base salaries of our NEOs.  Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the factors outlined above in “General Compensation Levels,” with particular emphasis on:

•	EchoStar’s and our subsidiaries’ overall financial and business performance;

•	the performance of the NEO’s business unit;

•	the NEO’s individual contributions to EchoStar and our subsidiaries; and

•	the rate of standard annual merit increases for employees who are performing at a satisfactory level.

Equity Incentive Compensation

We believe that our executive officers generally will be better able to contribute to our success and help build incremental shareholder value if they have a stake in our future success and value.  We believe this stake helps retain executives and focuses the executive officers’ attention on managing as owners with equity positions and aligns their interests with the interests of our shareholders.  Equity awards therefore have generally represented an important component of our compensation program for most of our NEOs. We have historically attempted to create general incentives with standard stock option grants and conditional or performance-based incentives through awards that may include payouts in cash or equity.  Grants of equity incentive compensation have usually been dependent on a combination of the factors outlined above in “General Compensation Levels.”

To aid in our retention of employees, options and restricted stock unit awards granted under our stock incentive plan, including those granted to our NEOs, generally have vested at the rate of 20% per year and, in the case of options, have had exercise prices not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day).  Generally, our option agreements and restricted stock unit agreements with executive officers have included acceleration of vesting upon a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Stock Incentive Plan

We have two employee stock incentive plans, which we refer to as the Amended and Restated 2008 Stock Incentive Plan (the “2008 Stock Incentive Plan”) and the EchoStar Corporation 2017 Stock Incentive Plan (the “2017 Stock Incentive Plan,” and together with the 2008 Stock Incentive Plan, the “Stock Incentive Plans”).

The 2008 Stock Incentive Plan expired on January 1, 2018. No new awards have been or will be granted under the 2008 Stock Incentive Plan after May 2, 2017, but any awards previously granted under this plan remain outstanding and will vest and/or be exercised in accordance with their terms. The 2017 Stock Incentive Plan was approved by our shareholders on May 2, 2017 and we have used this plan for equity grants to our executive officers and other key employees since that date.

The purpose of our Stock Incentive Plans is to provide incentives to attract, motivate and retain executive officers, employees, consultants and advisors, to offer participants incentives to put forth maximum efforts for the success of our business and to afford participants an opportunity to acquire a proprietary interest in EchoStar.  The Stock Incentive Plans are administered by the Compensation Committee which retains the discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards.  Awards available to be granted under the 2017 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  We generally grant equity awards on the first day of each calendar quarter following the quarter in which the award was approved and have set exercise prices at not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the grant date is not a trading day).  As of December 31, 2018, there were (i) outstanding options to purchase approximately 4.9 million of our Class A Shares under our Stock Incentive Plans, (ii) no outstanding restricted stock units and (iii) approximately 7.8 million of our Class A Shares remaining available for issuance under the 2017 Stock Incentive Plan.  Our outstanding option awards generally vest at the rate of 20% per year commencing one year from the date of grant. Prior to February 2016, we also granted to certain of our executive officers fully vested stock-based awards under our Employee Innovator Recognition Program (the “Employee Innovator Recognition Program”), which is available to all of our eligible employees. After February 2016, our executive officers, including our NEOs, were no longer eligible to receive awards under our Employee Innovator Recognition Program.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2008 Class B Chairman Stock Option Plan. The purpose of the 2008 Class B Chairman Stock Option Plan is to promote the interests of the Corporation by aiding in the retention of Mr. Ergen, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in the Corporation.  Mr. Ergen abstained from our Board of Directors’ vote regarding the adoption of the 2008 Class B Chairman Stock Option Plan.  Awards available to be granted under the 2008 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to our Class B Shares.  Up to four million of our Class B Shares are available for award under the 2008 Class B Chairman Stock Option Plan.  Only Mr. Ergen is eligible to participate in the 2008 Class B Chairman Stock Option Plan.  No awards have been granted under the 2008 Class B Chairman Stock Option Plan.

Employee Stock Purchase Plan (“ESPP”)

We have an employee stock purchase plan, which we refer to as the ESPP.  The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in the Corporation through the purchase of our Class A Shares.  Generally, all full-time employees who have been employed by the Corporation for at least one calendar quarter are eligible to participate in the ESPP.  Employee stock purchases are made through payroll deductions.  Under the terms of the ESPP, each employee’s deductions are limited so that the maximum such employee may purchase under our ESPP is $25,000 in fair market value of Class A Shares per year.  Stock purchases are made on the last business day of each calendar quarter at 85% of the closing price of the Class A Shares on that date. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP. Our NEOs are eligible to participate in the ESPP on the same terms as our other employees.

Short-Term Cash Incentive Compensation

We adopted a short-term cash incentive program for our NEOs in May 2016, which we refer to as the Executive Officer Bonus Incentive Plan.  The Executive Officer Bonus Incentive Plan is a cash incentive plan intended to promote our success by providing performance-oriented incentives to motivate our executive officers whose decisions and performance have a significant impact on our success and to reward them for superior managerial performance and our successful performance and growth. Participants in the Executive Officer Bonus Incentive Plan include those executive officers of EchoStar who are subject to Section 16 of the Exchange Act whom the Compensation Committee may designate from time to time as participants in the Executive Officer Bonus Incentive Plan. Under the Executive Officer Bonus Incentive Plan, cash payments are awarded and are based on target award amounts for each year determined by the Compensation Committee for each participant and on the achievement of corporate and business segment performance metrics established by the Compensation Committee for each fiscal year from among those set forth in the Executive Officer Bonus Incentive Plan. For each participant, 25% of the payout target is based on the achievement of company-wide performance metrics and 75% of the payout target is based on the achievement of applicable business segment and/or individual performance metrics. Individual awards under the Executive Officer Bonus Incentive Plan may range between zero and a maximum amount equal to or exceeding 100% of the applicable target award amount as determined by the Compensation Committee for each participant. All of our NEOs are eligible to receive, and did receive, short-term cash incentive payments for 2018 pursuant to the Executive Officer Bonus Incentive Plan. See “Summary Compensation Table” below.

We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance.  Of our NEOs, only Mr. Rayner received a discretionary cash bonus for 2018. See “Summary Compensation Table” below.

401(k) Plan

We have adopted a defined-contribution tax-qualified 401(k) Plan for eligible employees, including our executives, to facilitate our employees’ ability to save some percentage of their cash compensation for retirement.  New employees become immediately eligible for participation in the 401(k) Plan upon the commencement of their employment.  Participants in the 401(k) Plan are entitled to contribute up to 75% of their eligible compensation subject to the maximum contribution limit provided by the Internal Revenue Code.  Eligible employees have the option to contribute up to 75% of their compensation on a pre-tax and/or after-tax basis subject to the Internal Revenue Code limits. All employee contributions to the 401(k) Plan are immediately vested. The Corporation matches 50 cents on the dollar for the first 6% of each employee’s salary contributions to the 401(k) Plan for a total of 3% match on a pre-tax basis up to a maximum of $7,500 annually. Our match is calculated each pay period there is an employee contribution. In addition, we may make an annual discretionary contribution to the 401(k) Plan in cash or our stock. All Corporation contributions under the 401(k) Plan vest at 20% per year and are 100% vested after an eligible employee has completed five years of employment. Our NEOs participate in the 401(k) Plan, including corporate contributions, on the same terms as our other employees.

Nonqualified Plan

We have adopted a nonqualified plan for the benefit of a select group of officers (as amended from time to time, the “Nonqualified Plan”), including our NEOs, whose benefits under our 401(k) Plan are limited by the Internal Revenue Code.  For 2016 and 2017, Nonqualified Plan participants could elect to contribute up to 16% of their eligible compensation into the Nonqualified Plan on a pre-tax basis each payroll period. Effective November 2018, we amended the Nonqualified Plan to allow Nonqualified Plan participants to elect to contribute up to 100% of their eligible compensation into the Nonqualified Plan on a pre-tax basis each payroll period. We do not match any employee contributions in the Nonqualified Plan.  Participants are always 100% vested in the contributions they make into the Nonqualified Plan.  During 2018, all of our NEOs, were eligible to participate in the Nonqualified Plan, and Messrs. Johnson and Rayner were the only NEOs who contributed to the Nonqualified Plan. See “Nonqualified Deferred Compensation” below.

Perquisites, Personal Benefits, Post-Termination Compensation and Other Compensation

We have traditionally offered numerous plans and other benefits to our executive officers, on the same terms as other employees.  These plans and benefits have included medical, vision, and dental insurance, life insurance, the ESPP and the 401(k) Plan as well as discounts on our and other companies’ products and services.  Relocation benefits may also be provided and reimbursed, but are individually negotiated when they occur.  In some years, we have permitted certain NEOs and their family members and guests to use our corporate aircraft for personal use. During 2018, none of our NEOs used our corporate aircraft for personal use. We have also paid on behalf of Mr. Kaul amounts relating to excess medical benefits, personal liability insurance, and financial planning services pursuant to programs put in place by Hughes prior to the Hughes Acquisition. See “Summary Compensation Table” below.

We have not traditionally had any plans in place to provide severance benefits to employees.  However, generally the equity awards that have been granted to our executive officers are subject to acceleration of vesting upon a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.  Mr. Kaul’s option agreement provides for acceleration of vesting upon a change in control only if Mr. Kaul is terminated by us or the surviving entity, as applicable, for any reason other than for cause and ceases to be a member of the Board of Directors, in each case during the twenty-four month period following such change in control. In addition, Mr. Kaul has severance benefits that were approved by the board of directors of Hughes as part of his employment agreement prior to the Hughes Acquisition and which were modified by our Compensation Committee during 2016. See “Potential Payments Upon Termination or Following a Change in Control” below.

Shareholder Advisory Vote on Executive Compensation

We provided our shareholders with the opportunity to cast a non-binding shareholder advisory vote on executive compensation at the annual meeting of shareholders held in May 2017.  Over 99% of the voting power represented at the meeting and entitled to vote on that matter voted to approve, on a non-binding advisory basis, the compensation paid to our named executive officers, as described in the proxy statement for that meeting.  The Compensation Committee reviewed these voting results after such meeting, and the Corporation has not changed its approach to executive compensation as a direct result of the vote.  In May 2017, a majority of our shareholders approved, on a non-binding advisory basis, that we should provide our shareholders with the opportunity to cast a non-binding advisory vote on executive compensation at our annual meeting of shareholders at least once every three years. After considering the preference of our shareholders and other factors, our Board of Directors determined that we will hold, and include in our proxy materials, a non-

binding shareholder advisory vote on the compensation of our named executive officers every three years until the next required shareholder vote on the frequency of such non-binding shareholder advisory votes on executive compensation. The next advisory vote on executive compensation will be submitted to our shareholders in 2020.

2018 Executive Compensation

We generally make decisions with respect to executive compensation for a particular compensation year in the first or second quarter of the applicable year.  With respect to the executive compensation of our NEOs, we reviewed total compensation of each NEO and the factors outlined above in “General Compensation Levels.” In light of Mr. Ergen’s role as Chairman and as our controlling shareholder, the Compensation Committee and the Board of Directors, as applicable, placed substantial weight on Mr. Ergen’s recommendations regarding all executive compensation matters.

Compensation of Our Chief Executive Officer and President

2018 Base Salary.  Base salary for our Chief Executive Officer and President is reviewed and discussed by the Compensation Committee and determined by the Board of Directors primarily based on Mr. Ergen’s recommendations.  Mr. Ergen made a recommendation with respect to the 2018 base salary of our Chief Executive Officer and President after considering the factors outlined above in “General Compensation Levels,” placing primary weight on (a) Mr. Dugan’s base salary in 2017, (b) Mr. Dugan’s performance in 2017, and (c) whether, in Mr. Ergen’s subjective view, an increase in base salary was warranted based on such performance or in order to retain Mr. Dugan. In determining Mr. Dugan’s 2018 base salary, Mr. Ergen recommended, the Compensation Committee reviewed, discussed and recommended and the Board of Directors determined that a base salary increase for 2018 for Mr. Dugan was not necessary.

2018 Cash Bonus.  We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance.  No discretionary cash bonus was paid to Mr. Dugan for 2018. See “Summary Compensation Table” below.

2018 Short-Term Cash Incentive Compensation. The purpose of short-term cash incentives under our Executive Officer Bonus Incentive Plan is to provide performance-oriented incentives to motivate the achievement of superior managerial performance and successful performance and growth of the Corporation. This determination is made by the Compensation Committee for Mr. Dugan primarily on the basis of Mr. Ergen’s recommendations.  For 2018, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on Mr. Dugan’s role in driving the Corporation’s overall performance in 2018, including the EchoStar Satellite Services and Hughes business units’ financial and operational performances. Mr. Ergen recommended, and the Compensation Committee reviewed, discussed and determined, payout targets and performance metrics for 2018 for the payment of a short-term cash incentive award under our Executive Officer Bonus Incentive Plan for Mr. Dugan, and the Compensation Committee determined whether and to what extent such performance metrics were met for Mr. Dugan for 2018 and the amount of the cash incentive award for 2018 paid under the Executive Officer Bonus Incentive Plan to Mr. Dugan. Based on the recommendation of Mr. Ergen, the Compensation Committee determined that the 2018 payout target for Mr. Dugan would be $1,000,000 (100% of base salary), and the Compensation Committee approved a short-term cash incentive award of $1,000,000 to Mr. Dugan for 2018 under the Executive Officer Bonus Incentive Plan based on the Compensation Committee’s determination of the extent to which the performance metrics applicable to Mr. Dugan for 2018 were met. See “Summary Compensation Table” below.

2018 Equity Incentives.  With respect to equity incentives, we primarily evaluate the positions of our Chief Executive Officer and President to determine whether he has appropriate incentives tied to the performance of our Class A Shares.  This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s subjective recommendation.

Taking into account, among other things, the factors described in “General Compensation Levels” above, including, among other things, the equity awards appropriate to retain, motivate and reward Mr. Dugan, the value of Mr. Dugan’s existing equity awards and whether Mr. Dugan is entitled to severance payments, Mr. Ergen did not recommend and the Compensation Committee did not make any equity incentive awards to Mr. Dugan in 2018.

Compensation of Other Named Executive Officers

2018 Base Salary.  Base salaries for each of the NEOs, other than Mr. Dugan, are reviewed and discussed by the Compensation Committee and determined by the Board of Directors primarily based on Mr. Dugan’s and Mr. Ergen’s recommendations.  Messrs. Dugan and Ergen made recommendations with respect to the 2018 base salary of each of the NEOs, other than Mr. Dugan, after considering the factors outlined above in “General Compensation Levels.”  Placing primary weight on (a) the NEO’s base salary in 2017, (b) the NEO’s performance in 2017, and (c) whether, in their subjective view, an increase in base salary was warranted based on such performance or in order to retain the NEO, Messrs. Ergen and Dugan recommended that base salary increases for 2018 for each of Messrs. Johnson,

Kaul, Manson and Rayner were not necessary. The Compensation Committee reviewed, discussed and recommended, and the Board of Directors accepted, Messrs. Ergen’s and Dugan’s recommendations with respect to the base salaries for each of these NEOs.

2018 Cash Bonus.  We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance.  Of our NEOs, only Mr. Rayner received a discretionary cash bonus for 2018. See “Summary Compensation Table” below.

2018 Short-Term Cash Incentive Compensation. The purpose of short-term cash incentives under our Executive Officer Bonus Incentive Plan is to provide performance-oriented incentives to motivate the achievement of superior managerial performance and successful performance and growth of the Corporation. This determination is made by the Compensation Committee primarily on the basis of Mr. Dugan’s and Mr. Ergen’s recommendations.  For 2018, Messrs. Dugan and Ergen based their recommendations on, and the Compensation Committee took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on each NEO’s role in driving the Corporation’s overall performance and such NEO’s applicable business unit’s financial and operational performances in 2018. Messrs. Dugan and Ergen made recommendations regarding, and the Compensation Committee reviewed, discussed and determined, payout targets and performance metrics for 2018 for the payment of short-term cash incentive awards under our Executive Officer Bonus Incentive Plan for each of our other NEOs, and the Compensation Committee determined whether and to what extent the applicable performance metrics were met for each such NEO for 2018 and the amount of the cash incentive award for 2018 paid under the Executive Officer Bonus Incentive Plan to each of our other NEOs.

Based on the recommendations of Messrs. Dugan and Ergen, the Compensation Committee approved the following short-term cash incentive awards under our Executive Officer Bonus Incentive Plan for 2018 for the following NEOs:

NEO	2018 Payout Target	2018 Performance Metrics	2018 Incentive Award Payment
Anders N. Johnson	$600,000 (100% of base salary)	Combination of financial performance of the Corporation overall and financial and operational performance of our EchoStar Satellite Services (“ESS”) business segment, including EBITDA, revenue, expansion and initiation of various satellite services, satellite operations, compliance and regulatory matters, as well as subjective factors regarding ESS activities.	$480,000
Pradman P. Kaul	$800,000 (100% of base salary)	Combination of financial performance of the Corporation overall and financial and operational performance of our Hughes business segment, including EBITDA, revenue, consumer subscriber performance, and churn, expansion and initiation of various satellite services, as well as subjective factors regarding Hughes activities.	$888,000
Dean A. Manson	$500,000 (100% of base salary)	Combination of financial and operational performance of the Corporation overall and our Hughes and ESS business segments.	$500,000
David J. Rayner	$600,000 (100% of base salary)	Combination of financial and operational performance of the Corporation overall and our Hughes and ESS business segments.	$600,000

See “Summary Compensation Table” below.

2018 Equity Incentives.  With respect to equity incentives, we primarily evaluate the position of each of our other NEOs to determine whether each NEO has appropriate incentives tied to the performance of our Class A Shares.  These determinations are made by the Compensation Committee primarily on the basis of Messrs. Ergen’s and Dugan’s subjective recommendations.  Taking into account, among other things, the factors described in “General Compensation Levels” above, including, among other things, the equity awards appropriate to retain, motivate and reward each of our other NEOs, the value of each of their existing equity awards and whether any of them is entitled to severance payments, Messrs. Dugan and Ergen did not recommend and the Compensation Committee did not make any equity incentive awards to any of our other NEOs in 2018.  See “Grants of Plan-Based Awards” below.

Anti-Hedging. Our insider trading policy prohibits our employees, including our executive officers, from engaging in any type of hedging or monetization transaction with respect to our securities.

Risk Assessment

We believe that our compensation programs and practices, which consist primarily of fixed cash salary and cash and equity incentive awards, assist in our efforts to mitigate excessive risk-taking by our employees. We annually review the cash and equity incentive programs for the Corporation’s senior officers, including our executive officers, who are the employees whose actions could expose the Corporation to the most significant business risks.  We concluded that certain features of these programs tend to reduce the likelihood of excessive risk-taking, including a balance of compensation that is designed to promote the Corporation’s goals and create shareholder value by aligning the interests of management and shareholders through equity and cash incentives, thus reducing the incentive to take risks that are not consistent with the Corporation’s goals, and the Compensation Committee’s and Board of Directors’ ongoing oversight to ensure the Corporation’s compensation programs and practices appropriately balance the interests of employees and shareholders.

For the foregoing reasons, the Board of Directors believes that the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation.

Compensation Committee Report

The Compensation Committee is appointed by the Board of Directors to discharge certain of the Board of Directors’ responsibilities relating to compensation of EchoStar’s executive officers.

Based on the review of the Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Tom A. Ortolf (Chairman)
C. Michael Schroeder
Anthony M. Federico

Executive Compensation Tables

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries.  The following table sets forth the cash and noncash compensation earned by each NEO for the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael T. Dugan (5)	2018	1,000,002	—	—	—	1,000,000	—	26,058	2,026,060
Chief Executive Officer and President	2017	936,545	—	—	—	850,000	14,571	56,137	1,857,253
	2016	850,013	—	391	—	—	4,943	17,976	873,323

Anders N. Johnson (6)	2018	600,018	—	—	—	480,000	—	12,545	1,092,563
Chief Strategy Officer and President, EchoStar Satellite Services	2017	578,862	—	—	—	480,000	2,203	30,680	1,091,745
	2016	534,629	—	—	624,510	353,650	966	13,790	1,527,545

Pradman P. Kaul (7)	2018	800,010	—	—	—	888,000	—	52,730	1,740,740
President, Hughes Communications, Inc.	2017	787,153	—	—	—	696,000	173,846	48,170	1,705,169
	2016	769,621	—	—	1,249,020	615,680	47,620	49,731	2,731,672

Dean A. Manson (8)	2018	500,011	—	—	—	500,000	—	17,104	1,017,115
Executive Vice President, General Counsel and Secretary	2017	488,378	—	—	—	255,000	16,760	25,806	785,944
	2016	465,589	—	—	—	197,789	9,884	12,950	686,212

David J. Rayner (9)	2018	600,018	2,357	—	—	600,000	—	24,083	1,226,458
Executive Vice President, CFO, COO and Treasurer	2017	578,942	—	—	—	306,000	25,095	21,541	931,578
	2016	542,451	—	—	—	230,239	5,150	17,351	795,191

(1)
None of our NEOs received discretionary cash bonuses for 2018, 2017 or 2016, except for Mr. Rayner who received $2,357 for his time and efforts in correcting a clerical error made by the Corporation with respect to his contributions to the Nonqualified Plan in 2017, which is reported in the “Bonus” column for 2018 and was approved by the Compensation Committee pursuant to the Executive Officer Bonus Incentive Plan. Under our Executive Officer Bonus Incentive Plan adopted in May 2016, (i) for 2018 and 2017, each of our NEOs were eligible to receive, and did receive, short-term cash incentive payments, and (ii) for 2016, Messrs. Johnson, Kaul, Manson and Rayner were eligible to receive, and did receive, short-term cash incentive payments. These short-term cash incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column. For 2018, these short-term cash incentive payments equaled approximately 100%, 80%, 111%, 100% and 100% of the respective payout targets under our Executive Officer Bonus Incentive Plan for Messrs. Dugan, Johnson, Kaul, Manson and Rayner, respectively, as a result of the achievement of certain financial and operational metrics as well as, for Messrs. Kaul and Johnson, subjective factors regarding business segment activities, in all cases as determined by the Compensation Committee pursuant to the Executive Officer Bonus Incentive Plan. For 2017, these short-term cash incentive payments equaled approximately 85%, 80%, 87%, 85% and 85% of the respective payout targets under our Executive Officer Bonus Incentive Plan for Messrs. Dugan, Johnson, Kaul, Manson and Rayner, respectively, as a result of the achievement of certain financial and operational metrics as well as, for Messrs. Johnson and Kaul, subjective factors regarding business segment activities, in all cases as determined by the Compensation Committee pursuant to the Executive Officer Bonus Incentive Plan. For 2016, these short-term cash incentive payments equaled approximately 64%, 80%, 70% and 70% of the respective payout targets under our Executive Officer Bonus Incentive Plan for Messrs. Johnson, Kaul, Manson and Rayner, respectively, as a result of the achievement of certain financial and operational metrics as well as, for Messrs. Johnson and Kaul, subjective factors regarding business segment activities, in all cases as determined by the Compensation Committee pursuant to the Executive Officer Bonus Incentive Plan.

(2)
The amounts reported in the “Stock Awards” column and the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 16, Note 15 and Note 15 in the Notes to the Corporation’s audited financial statements for the fiscal years ended December 31, 2018, 2017 and 2016, respectively, included in our 2018 Form 10-K and the Corporation’s Annual Reports on Form 10-K filed with the SEC on February 22, 2018 and February 24, 2017, respectively. These amounts include both performance and non-performance based awards and vested and unvested awards, as applicable.

(3)
Aggregate earnings are dependent on the investment decisions made by the executive. All earnings are market earnings, and none are preferential or set by the Corporation. Messrs. Dugan, Johnson, Kaul, Manson and Rayner had negative aggregate earnings under our Nonqualified Plan in 2018 of $3,740, $1,711, $63,581, $11,101 and $21,068, respectively,

(4)
“All Other Compensation” for all of our NEOs includes amounts contributed by the Corporation pursuant to our 401(k) Plan, $5,000 of Class A Shares granted to each NEO pursuant to our discretionary contributions to the 401(k) Plan and, except for Mr. Kaul in 2017, amounts related to accrued but unused paid time off for the applicable year.

(5)
Mr. Dugan’s annual base salary was increased effective May 2017. Mr. Dugan’s “All Other Compensation” includes amounts associated with Mr. Dugan’s personal use (and on certain occasions the personal use by members of his family and other guests) of the corporate aircraft during the year ended December 31, 2016. We calculate the value of personal use of the corporate aircraft based upon the incremental cost of such usage to us.

(6)	Mr. Johnson’s base salary was increased effective May 2017 and April 2016.

(7)
Mr. Kaul’s base salary was increased effective May 2017. Mr. Kaul’s “All Other Compensation” includes amounts related to programs put in place by Hughes prior to the Hughes Acquisition and is comprised of (i) executive medical benefits, (ii) financial planning services, and (iii) personal liability insurance.

(8)	Mr. Manson’s base salary was increased effective May 2017 and April 2016.

(9)	Mr. Rayner’s base salary was increased effective May 2017 and April 2016.

Grants of Plan-Based Awards

The following table provides information on 2018 awards granted to our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Date of Compensation Committee Approval	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Michael T. Dugan	—	—	—	1,000,000	1,200,000	—	—	—	—	—	—	—
Anders N. Johnson	—	—	—	600,000	720,000	—	—	—	—	—	—	—
Pradman P. Kaul	—	—	—	800,000	960,000	—	—	—	—	—	—	—
Dean A. Manson	—	—	—	500,000	600,000	—	—	—	—	—	—	—
David J. Rayner	—	—	—	600,000	720,000	—	—	—	—	—	—	—

(1)
These amounts reflect threshold, target and maximum payout amounts for 2018 for our NEOs under our Executive Officer Bonus Incentive Plan. There are no guaranteed minimum amounts payable under our Executive Officer Bonus Incentive Plan and maximum amounts may exceed these numbers if approved by the Compensation Committee. See “Summary Compensation Table” for actual short-term cash incentives earned by our NEOs for 2018 under our Executive Officer Bonus Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

Except as indicated elsewhere, all awards reflected in this table were made in our Class A Shares, were granted under the terms of our Stock Incentive Plans and were outstanding as of December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael T. Dugan	410,306	—	—	20.14	12/31/2019	—	—	—	—
	250,000	—	—	34.22	12/31/2022	—	—	—	—
Anders N. Johnson	100,000	—	—	36.43	6/30/2021	—	—	—	—
	50,000	—	—	39.05	7/1/2023	—	—	—	—
	16,000	—	4,000	52.49	7/1/2024	—	—	—	—
	16,000	—	4,000	46.85	10/1/2024	—	—	—	—
	24,000	—	16,000	51.77	4/1/2025	—	—	—	—
	20,000	—	30,000	43.94	4/1/2026	—	—	—	—
Pradman P. Kaul	20,000	—	60,000	43.94	4/1/2026	—	—	—	—
Dean A. Manson	60,000	—	15,000	49.72	1/1/2024	—	—	—	—
	30,000	—	20,000	51.77	4/1/2025	—	—	—	—
	4,000	—	6,000	43.94	4/1/2026	—	—	—	—
David J. Rayner	70,000	—	—	34.22	12/31/2022	—	—	—	—
	60,000	—	15,000	49.72	1/1/2024	—	—	—	—
	39,000	—	26,000	51.77	4/1/2025	—	—	—	—

(1)
Except as described in this footnote, all option awards vest at the rate of 20% per year, commencing one year after the grant date, if the executive officer is employed by EchoStar or its subsidiaries on each vesting date. Mr. Dugan’s option award expiring on December 31, 2022 vested 100% on the first anniversary of the grant date. Mr. Kaul’s option award vests at the rate of 20% per year commencing on April 1, 2017 if Mr. Kaul is either employed by EchoStar or its subsidiaries or is a member of the Board of Directors of EchoStar on each vesting date.

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options by our NEOs and the vesting of stock and restricted stock units held by our NEOs during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Michael T. Dugan	5,308	222,412	—	—
Anders N. Johnson	—	—	—	—
Pradman P. Kaul	—	—	—	—
Dean A. Manson	—	—	—	—
David J. Rayner	—	—	—	—

(1)
The value realized on exercise is computed by multiplying the difference between (i) for stock options, the exercise price of the stock option and the market price of the shares by the number of shares with respect to which the option was exercised, and (ii) for other stock awards, zero and the closing market price of the shares on the date of acquisition (or the prior trading day if the date of acquisition was not a trading day) by the number of shares acquired.

Nonqualified Deferred Compensation

The following table summarizes nonqualified deferred compensation earned or contributed by, or on behalf of, our NEOs under our Nonqualified Plan for the year ended December 31, 2018.

Name	Executive Contributions in 2018 ($)	Registrant Contributions in 2018 ($)	Aggregate Earnings in 2018 ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/18 ($)
Michael T. Dugan	—	—	(3,740)	—	104,889
Anders N. Johnson	14,612	—	(1,711)	—	29,105
Pradman P. Kaul	—	—	(63,581)	—	774,039
Dean A. Manson	—	—	(11,101)	—	102,364
David J. Rayner	94,653	—	(21,068)	—	262,189

(1)	Aggregate earnings are dependent on the investment decisions made by the executive. All earnings are market earnings, and none are preferential or set by the Corporation.

Potential Payments upon Termination or Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, generally our option agreements and restricted stock unit agreements given to our NEOs have included acceleration of vesting upon a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.  There are no benefits under such agreements triggered solely by a change in control or solely because of termination. Mr. Kaul’s option agreement provides for acceleration of vesting upon a change in control only if Mr. Kaul is terminated by us or the surviving entity, as applicable, for any reason other than for cause and ceases to be a member of the Board of Directors, in each case during the twenty-four month period following such change in control.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (a) EchoStar or (b) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) except in the case of awards under the 2017 Stock Incentive Plan, the first day on which a majority of the members of the Board are not continuing directors (as such term is used in the individual award agreements).

Assuming a change in control was to have taken place as of December 31, 2018 and the NEOs had been terminated by EchoStar or the surviving entity other than for cause on December 31, 2018 and, in the case of Mr. Kaul, he ceased to be a member of the Board of Directors on December 31, 2018, the estimated benefits that would have been provided to our NEOs are as follows:

Name	Maximum Value of Accelerated Vesting of Options and stock ($)
Michael T. Dugan	—
Anders N. Johnson	—
Pradman P. Kaul	—
Dean A. Manson	—
David J. Rayner	—

Mr. Kaul’s termination benefits were set by Hughes prior to the Hughes Acquisition and were amended in 2016. Other than as set forth above, Mr. Kaul does not have any benefits triggered by a change in control of EchoStar.

Pursuant to his employment agreement (the “Employment Agreement”), if Mr. Kaul’s employment is terminated by us for cause, Mr. Kaul terminates his employment without good reason or provides notice to us of non-renewal of the Employment Agreement, Mr. Kaul becomes permanently disabled and is terminated by us, or Mr. Kaul dies during the term of the Employment Agreement, then, subject in certain circumstances to the execution of a waiver and release of claims in favor of Hughes and its affiliates and Mr. Kaul making himself reasonably available to provide transition services and consultation to Hughes for a period of time, Mr. Kaul will receive his: (i) earned but unpaid base salary; (ii) any bonus earned in accordance with the terms of the applicable bonus plan but which has not been paid; (iii) accrued but unused vacation; and (iv) accrued but unreimbursed documented business expenses (subject to company policies), in each case through the date of termination (collectively, the “Accrued Amounts”). If Mr. Kaul’s employment is terminated by us without cause, terminated by him for good reason, or if we provide him with notice of non-renewal of his employment agreement, subject to his execution of a waiver and release of claims in favor of Hughes and its affiliates and Mr. Kaul making himself reasonably available to provide transition services and consultation to Hughes for a period of time, Mr. Kaul would receive: (i) the Accrued Amounts; plus (ii) a percentage of Severance Payments depending on the date of termination or non-renewal as outlined in the chart below. The “Severance Payments” equal: (i) a lump sum amount equal to three times the sum of (x) and (y), where (x) is Mr. Kaul’s annual base salary (in effect on the date of termination) and (y) is 100% of Mr. Kaul’s base salary which represents Mr. Kaul’s target bonus amount, (ii) cash payments equal to 1.5 times the monthly COBRA premiums paid by Mr. Kaul, and (iii) reasonable outplacement benefits.

Termination or Non-Renewal Date	Percentage of Severance Payments
Before April 1, 2017	100%
On or after April 1, 2017, and before April 1, 2018	80%
On or after April 1, 2018, and before April 1, 2019	60%
On or after April 1, 2019, and before April 1, 2020	40%
On or after April 1, 2020, and before April 1, 2021	20%
On or after April 1, 2021	0%

Mr. Kaul’s Employment Agreement will terminate on April 1, 2021 and any employment of Mr. Kaul by Hughes or any of its affiliates after that date will be at-will employment.

Assuming Mr. Kaul’s employment was terminated under any of the following circumstances as of December 31, 2018, the payments and benefits that would have been provided to Mr. Kaul are as follows:

Pradman Kaul – Payments upon Termination
Circumstance	Cash Severance ($) (1)	Bonus ($) (2)	Medical Continuation ($) (1)	Value of Accelerated Equity and Performance Awards and Nonqualified Plan Accounts ($)	Accrued Paid Time Off ($)	Outplacement Benefits ($) (1)
For cause	—	888,000	—	—	75,724	—
Without cause, for good reason or non-renewal of agreement by us	2,880,000	888,000	17,783	—	75,724	12,000
Without good reason or non-renewal of agreement by executive	—	888,000	—	—	75,724	—
Disability or death	—	888,000	—	—	75,724	—

(1)	These amounts represent 60% of the applicable portion of Severance Payments as defined above.

(2)	This amount represents Mr. Kaul’s cash incentive payment for 2018 under our Executive Officer Bonus Incentive Plan.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding exercisable stock options and vested restricted stock unit awards and the Class A Shares reserved for future issuance under our equity compensation plans, including the Stock Incentive Plans, Director Plans and the ESPP, as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (1) (3)
Equity compensation plans approved by shareholders	3,710,138	$38.59	10,412,599
Equity compensation plans not approved by shareholders	—	—	—
Total	3,710,138	$38.59	10,412,599

(1)	These securities represent Class A Shares of the Company.

(2)
The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes options and restricted stock units that provide for the issuance of Class A Shares automatically upon vesting and awards under our Employee Innovator Recognition Program because these awards do not require payment of an exercise price in order to obtain the underlying shares. There were no restricted stock units or any such options outstanding as of December 31, 2018.

(3)
These securities are comprised of 7,776,052, 105,000, 53,000 and 2,478,547 Class A Shares remaining available for future issuance under our 2017 Stock Incentive Plan, 2017 Director Plan, 2008 Director Plan and ESPP, respectively. The annual maximum that any employee may purchase under our ESPP is $25,000 in fair market value of Class A Shares per year. Our 2008 Stock Incentive Plan expired on January 1, 2018 and no new awards have been or will be granted under this plan after May 2, 2017, but any awards previously granted under this plan remain outstanding and will vest and/or be exercised in accordance with their terms. The shares available for issuance under the 2008 Class B Chairman Stock Option Plan are not included.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy for the review and approval of transactions involving EchoStar or our subsidiaries, on the one hand, and certain related parties, such as directors or executive officers and their immediate family members, and DISH and its subsidiaries (collectively, “DISH Network”), on the other hand. We distribute questionnaires to our officers and directors on a quarterly basis. Our General Counsel directs the appropriate review of potential related-party transactions and schedules their presentation at meetings of the Audit Committee and/or the Board of Directors, as applicable. Generally our Audit Committee and/or the Board of Directors, as applicable, must approve these transactions, with all interested parties abstaining from the vote. Once each calendar year, the Audit Committee and/or the Board of Directors, as applicable, undertake a review of certain recurring potential related-party transactions to determine whether to approve the continuation of such transactions, with all interested parties abstaining. Transactions involving DISH Network generally are subject to the approval of a committee of non-interlocking directors, which may be the Audit Committee if there are no interlocking directors on such committee. Our Board of Directors, however, has delegated authority to approve certain transactions with DISH Network to non-interlocking management which reports such approvals to the Board of Directors. For purposes of this section entitled “Certain Relationships and Related Party Transactions,” the terms “we,” us,” “EchoStar,” the “Company” and “our” refer to EchoStar Corporation and its subsidiaries.

Related Party Transactions with DISH Network

A substantial majority of the voting power of the shares of each of EchoStar and DISH is owned beneficially by Charles W. Ergen, our Chairman, and by certain entities established by Mr. Ergen for the benefit of his family. Certain of our directors and executive officers currently are or have previously been employed by DISH and its subsidiaries.

We and DISH have operated as separate publicly-traded companies since 2008.

On January 31, 2017, we and certain of our subsidiaries entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with DISH and certain of its subsidiaries pursuant to which, among other things, in February 2017 we and certain of our subsidiaries received all of the shares of the Hughes Retail Preferred Tracking Stock previously issued by us (the “EchoStar Tracking Stock”) and the Hughes Retail Preferred Tracking Stock previously issued by our subsidiary Hughes Satellite Systems Corporation (“HSS”) (the “HSS Tracking Stock”, together with the EchoStar Tracking Stock, the “Tracking Stock”) in exchange for 100% of the equity interests of certain of our subsidiaries that held substantially all of our former EchoStar Technologies businesses and certain other assets (collectively, the “Share Exchange”). Following consummation of the Share Exchange, we no longer operate our former EchoStar Technologies businesses and the Tracking Stock was retired.

In connection with and following both the Spin-off and the Share Exchange, we and DISH Network entered into certain agreements pursuant to which we obtain certain products, services and rights from DISH Network; DISH Network obtains certain products, services and rights from us; and we and DISH Network indemnify each other against certain liabilities arising from our respective businesses. We also may enter into additional agreements with DISH Network in the future. Generally, the amounts we or DISH Network pay for products and services provided under the agreements are based on cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the products and services provided.

Collocation and Antenna Space Agreements. We and DISH Network have entered into an agreement pursuant to which DISH Network provides us with collocation space in El Paso, Texas. This agreement was for an initial period ending in August 2015, and provides us with renewal options for four consecutive years. Effective August 2015, we exercised our first renewal option for a period ending in August 2018 and in April 2018 we exercised our second renewal option for a period ending in August 2021. In connection with the Share Exchange, effective March 2017, we also entered into certain agreements pursuant to which DISH Network provides collocation and antenna space to EchoStar through February 2022 at the following locations: Cheyenne, Wyoming; Gilbert, Arizona; New Braunfels, Texas; Monee, Illinois; Spokane, Washington; and Englewood, Colorado. In August 2017, we and DISH Network also entered into certain other agreements pursuant to which DISH Network provides additional collocation and antenna space to EchoStar in Monee, Illinois and Spokane, Washington through August 2022. We generally may renew our collocation and antenna space agreements for three-year periods by providing DISH Network with prior written notice no more than 120 days but no less than 90 days prior to the end of the then-current term. We may terminate certain of these agreements with 180 days’ prior written notice. The fees for the services provided under these agreements depend on the number of racks leased at the location. We incurred expenses of approximately $2.1 million payable to DISH Network under these agreements for the year ended December 31, 2018.

DBSD North America Agreement. In March 2012, DISH Network completed its acquisition of 100% of the equity of reorganized DBSD North America, Inc. (“DBSD North America”). Prior to DISH Network’s acquisition of DBSD North America and our completion of the Hughes Acquisition, DBSD North America and HNS entered into various agreements pursuant to which we provide, among other things, warranty, operations and maintenance and hosting services of DBSD North America’s gateway and ground-based communications equipment. In December 2017, we and DBSD North America amended these agreements, effective as of January 1, 2018, to reduce certain pricing terms through December 31, 2023 and to modify certain termination provisions. DBSD North America has the right to continue to receive operations and maintenance services from us on a quarter-to-quarter basis, unless terminated by DBSD North America upon at least 120 days’ written notice to us. In February 2019, we further amended these agreements to provide DBSD North America with the right to continue to receive warranty services from us on a month-to-month basis until December 2023, unless terminated by DBSD North America upon at least 21 days’ written notice to us. The provision of hosting services will continue until February 2022 and will automatically renew for an additional five-year period until February 2027 unless terminated by DBSD North America upon at least 180 days’ written notice to us. In addition, DBSD North America generally may terminate any and all such services for convenience, subject to providing us with prior notice and/or payment of termination charges. We earned revenue of approximately $1.9 million from DBSD North America under this agreement for the year ended December 31, 2018.

Employee Matters Agreement. Effective March 2017 in connection with the Share Exchange, we and DISH Network entered into an employee matters agreement that addressed the transfer of employees from EchoStar to DISH Network, including certain benefit and compensation matters and the allocation of responsibility for employee related liabilities relating to current and past employees of the transferred businesses. DISH Network assumed employee-related liabilities relating to the transferred businesses as part of the Share Exchange, except that we are responsible for certain existing employee related litigation as well as certain pre-Share Exchange compensation and benefits for employees transferring to DISH Network in connection with the Share Exchange. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2018.

gTLD Bidding Agreement. In April 2015, we and DISH Network entered into a generic top level domain (“gTLD”) Bidding Agreement whereby, among other things: (i) DISH Network obtained rights from us to participate in a gTLD auction, assuming all rights and obligations from us related to our application with the Internet Corporation for Assigned Names and Numbers for a particular gTLD; (ii) DISH Network agreed to reimburse us for our Internet Corporation for Assigned Names and Numbers application fee and certain out-of-pocket expenses related to the application and the auction; and (iii) we and DISH Network agreed to split equally the net proceeds obtained by DISH Network as the losing bidder in the auction, less such fee reimbursement and out-of-pocket expenses. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2018.

Hughes Broadband Distribution Agreement. Effective October 2012, we and DISH Network entered into a distribution agreement (the “Distribution Agreement”) pursuant to which DISH Network has the right, but not the obligation, to market, sell and distribute our HughesNet satellite internet service (the “HughesNet service”). DISH Network pays us a monthly per subscriber wholesale service fee for the HughesNet service based upon a subscriber’s service level and based upon certain volume subscription thresholds. The Distribution Agreement also provides that DISH Network has the right, but not the obligation, to purchase certain broadband equipment from us to support the sale of the HughesNet service. The Distribution Agreement had an initial term of five years with automatic renewal for successive one-year terms unless terminated by either party with a written notice at least 180 days before the expiration of the then-current term. In February 2014, we and DISH Network entered into an amendment to the Distribution Agreement which, among other things, extended the initial term of the Distribution Agreement until March 2024. Upon expiration or termination of the Distribution Agreement, we and DISH Network will continue to provide our HughesNet service to the then-current DISH Network subscribers pursuant to the terms and conditions of the Distribution Agreement. We earned revenue of approximately $42.2 million from DISH Network under this agreement for the year ended December 31, 2018.

Hughes Broadband Master Services Agreement. In March 2017, we and DISH Network entered into a master service agreement (the “Hughes Broadband MSA”) pursuant to which DISH Network, among other things: (i) has the right, but not the obligation, to market, promote and solicit orders and upgrades for our HughesNet service and related equipment and other telecommunication services and (ii) installs HughesNet service equipment with respect to activations generated by DISH Network. Under the Hughes Broadband MSA, we and DISH Network make certain payments to each other relating to sales, upgrades, purchases and installation services.  The Hughes Broadband MSA has an initial term of five years until March 2022 with automatic renewal for successive one-year terms. Either party has the ability to terminate the Hughes Broadband MSA, in whole or in part, for any reason upon at least 90 days’ notice to the other party. Upon expiration or termination of the Hughes Broadband MSA, we will continue to provide our HughesNet service to subscribers and make certain payments to DISH Network pursuant to the terms and conditions of the Hughes Broadband MSA. We incurred expenses of approximately $33.0 million payable to DISH Network under this agreement for the year ended December 31, 2018.

Hughes Equipment and Services Agreement. In February 2019, we and DISH Network entered into an agreement pursuant to which we will sell to DISH Network our HughesNet Service and HughesNet equipment that has been modified to meet DISH Network’s internet-of-things specifications for the transfer of data to DISH Network’s network operations centers. This agreement has an initial term of five years expiring February 2024 with automatic renewal for successive one-year terms unless terminated by DISH Network with at least 180 days’ written notice to us or by us with at least 365 days’ written notice to DISH Network. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2018.

Intellectual Property and Technology License Agreement. Effective March 2017 in connection with the Share Exchange, we and DISH Network entered into an Intellectual Property and Technology License Agreement (“IPTLA”) pursuant to which we and DISH Network license to each other certain intellectual property and technology. The IPTLA will continue in perpetuity, unless mutually terminated by the parties. Pursuant to the IPTLA, we granted to DISH Network a license to our intellectual property and technology for use by DISH Network, among other things, in connection with its continued operation of the businesses acquired pursuant to the Share Exchange, including a limited license to use the “ECHOSTAR” trademark during a transition period.  EchoStar retains full ownership of the “ECHOSTAR” trademark.  In addition, DISH Network granted a license back to us, among other things, for the continued use of all intellectual property and technology that is used in our retained businesses but the ownership of which was transferred to DISH Network pursuant to the Share Exchange.  There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2018.

Amended and Restated Professional Services Agreement. In connection with the Spin-off, we entered into various agreements with DISH Network including a transition services agreement, satellite procurement agreement and services agreement, which all expired in January 2010 and were replaced by a professional services agreement (the “Professional Services Agreement”). In January 2010, we and DISH Network agreed that we continue to have the right, but not the obligation, to receive the following services from DISH Network, among others, certain of which were previously provided under a transition services agreement: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services. Additionally, we and DISH Network agreed that DISH Network would continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network (previously provided under a satellite procurement agreement), receive logistics, procurement and quality assurance services from us (previously provided under a services agreement) and provide other support services. In connection with the consummation of the Share Exchange, we and DISH amended and restated the Professional Services Agreement (the “Amended and Restated Professional Services Agreement”) to provide that we and DISH Network shall have the right to receive additional services that either we or DISH Network may require as a result of the Share Exchange, including access to antennas owned by DISH Network for our use in performing TT&C services and maintenance and support services for our antennas. The term of the Amended and Restated Professional Services Agreement is through January 2020 and renews automatically for successive one-year periods thereafter, unless the agreement is terminated earlier by either party upon at least 60 days’ notice. We or DISH Network may generally terminate the Amended and Restated Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days’ notice, unless the statement of work for particular services states otherwise. Certain services being provided for under the Amended and Restated Professional Services Agreement may survive the termination of the agreement. We incurred expenses of approximately $5.0 million payable to DISH Network under this agreement for the year ended December 31, 2018. We had cost reimbursements of approximately $1.6 million and earned no revenue from DISH Network under this agreement for the year ended December 31, 2018.

Real Estate Leases from DISH Network. We have entered into lease agreements pursuant to which we lease certain real estate from DISH Network. The rent on a per square foot basis is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the leases, and for certain properties, we are responsible for our portion of the taxes, insurance, utilities and maintenance of the premises.

Cheyenne Lease Agreement. Effective March 2017 we lease from DISH Network certain space at 530 EchoStar Drive in Cheyenne, Wyoming for a period ending in February 2019. In August 2018, we exercised our option to renew this lease for a one year period ending in February 2020. We have the option to renew this lease for twelve one-year periods. We incurred expenses of approximately $0.3 million payable to DISH Network under this agreement for the year ended December 31, 2018.

Gilbert Lease Agreement. Effective March 2017 we lease from DISH Network certain space at 801 N. DISH Dr. in Gilbert, Arizona for a period ending in February 2019. In August 2018, we exercised our option to renew this lease for a one year period ending in February 2020. We have the option to renew this lease for twelve one-year periods. We incurred expenses of approximately $0.3 million payable to DISH Network under this agreement for the year ended December 31, 2018.

American Fork Occupancy License Agreement. Effective March 2017, we subleased from DISH Network certain space at 796 East Utah Valley Drive in American Fork, Utah for a period ending in August 2017. We exercised our option to renew this sublease for a five-year period ending in August 2022. We and DISH Network amended this sublease to, among other things, terminate this sublease in March 2019. We incurred expenses of approximately $0.3 million payable to DISH Network under this agreement for the year ended December 31, 2018.

Real Estate Leases to DISH Network. We have entered into lease agreements pursuant to which DISH Network leases certain real estate from us. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the lease, and DISH Network is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises. The term of each of the leases is set forth below:

100 Inverness Lease Agreement. Effective March 2017, DISH Network is licensed to use certain of our space at 100 Inverness Terrace East, Englewood, Colorado for a period ending in December 2020. This agreement may be terminated by either party upon 180 days’ prior notice. This agreement may be extended by mutual consent, in which case this agreement will be converted to a month-to-month lease agreement. Upon extension, either party has the right to terminate this agreement upon 30 days’ notice. We earned revenue of approximately $0.4 million from DISH Network under this agreement for the year ended December 31, 2018.

Meridian Lease Agreement. The lease for all of 9601 S. Meridian Blvd., Englewood, Colorado was for a period ending in December 2016. We and DISH Network have amended this lease over time to, among other things, extend the term through December 2019. After December 2019, this agreement may be converted by mutual consent to a month-to-month lease agreement with either party having the right to terminate upon 30 days’ notice. We earned revenue of approximately $8.6 million from DISH Network under this agreement for the year ended December 31, 2018.

Santa Fe Lease Agreement. The lease for all of 5701 S. Santa Fe Dr., Littleton, Colorado was for a period ending in December 2016. We and DISH Network have amended this lease over time to, among other things, extend the term through December 2019. After December 2019, this agreement may be converted by mutual consent to a month-to-month lease agreement with either party having the right to terminate upon 30 days’ notice. We earned revenue of approximately $1.9 million from DISH Network under this agreement for the year ended December 31, 2018.

Cheyenne Lease Agreement. Prior to the Share Exchange, we leased to DISH Network certain space at 530 EchoStar Drive, Cheyenne, Wyoming. In connection with the Share Exchange, we transferred ownership of a portion of this property to DISH Network and we and DISH Network amended this agreement to: (i) terminate the lease for the transferred space and (ii) provide for a continued lease to DISH Network of the portion of the property we retained for a period ending in December 2031. After December 2031, this agreement may be converted by mutual consent to a month-to-month lease agreement with either party having the right to terminate upon 30 days’ notice. We earned revenue of approximately $6.1 million from DISH Network under this agreement for the year ended December 31, 2018.

RUS Implementation Agreement. In September 2010, DISH Network, was selected by the Rural Utilities Service (“RUS”) of the United States Department of Agriculture to receive up to approximately $14.1 million in broadband stimulus grant funds . Effective November 2011, we and DISH Network entered into a RUS Implementation Agreement (the “RUS Agreement”) pursuant to which we provided certain portions of the equipment and broadband service used to implement DISH Network’s RUS program. While the RUS Agreement expired in June 2013 when the broadband stimulus grant funds were exhausted, we are required to continue providing services to DISH Network’s customers activated prior to the expiration of the RUS Agreement in accordance with the terms and conditions of the RUS Agreement. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2018.

Satellite Capacity Leased to DISH Network. We have entered into certain agreements to lease satellite capacity pursuant to which we provide satellite services to DISH Network on certain satellites owned or leased by us. The fees for the services provided under these agreements depend, among other things, upon the orbital location of the applicable satellite, the number of transponders that are providing services on the applicable satellite and the length of the service arrangements. The terms of each service arrangement is set forth below:

EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV. In March 2014, we began leasing certain satellite capacity to DISH Network on the EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites. These agreements to lease satellite capacity generally terminate upon the earlier of: (i) the end of life of the satellite; (ii) the date the satellite fails; or (iii) a certain date, which depends upon, among other things, the estimated useful life of the satellite. DISH Network generally has the option to renew each agreement to lease satellite capacity on a year-to-year basis through the end of the respective satellite’s life. There can be no assurance that any options to renew such agreements will be exercised. The agreement to lease satellite capacity on the EchoStar VII satellite expired at the end of June 2018. We earned revenue of approximately $21.4 million, $15.8 million, $38.8 million, and $42.8 million from DISH Network for each of the EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites, respectively, under these agreements for the year ended December 31, 2018.

EchoStar IX. Effective January 2008, DISH Network began leasing satellite capacity from us on the EchoStar IX satellite. Subject to availability, DISH Network generally has the right to continue leasing satellite capacity from us on the EchoStar IX satellite on a month-to-month basis. We earned revenue of approximately $4.0 million from DISH Network under this agreement for the year ended December 31, 2018.

EchoStar XVI. In December 2009, we entered into an initial ten-year agreement to lease satellite capacity to DISH Network, pursuant to which DISH Network has leased satellite capacity from us on the EchoStar XVI satellite since January 2013. Effective December 2012, we and DISH Network amended the agreement to, among other things, change the initial term to generally expire upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) four years following the actual service commencement date. In July 2016, we and DISH Network further amended the agreement to, among other things, extend the initial term by one additional year through January 2018 and to reduce the term of the first renewal option by one year. In May 2017, DISH Network renewed the agreement through January 2023. DISH Network has the option to renew for an additional five-year period prior to expiration of the current term. There can be no assurance that such option to renew this agreement will be exercised. In the event that DISH Network does not exercise its five-year renewal option, DISH Network has the option to purchase the EchoStar XVI satellite for a certain price. If DISH Network does not elect to purchase the EchoStar XVI satellite at that time, we may sell the EchoStar XVI satellite to a third party and DISH Network is required to pay us a certain amount in the event we are not able to sell the EchoStar XVI satellite for more than a certain amount. We and DISH Network have amended the agreement to allow DISH Network to place and use certain satellites at the 61.5 degree west longitude orbital location. We earned revenue of approximately $73.2 million from DISH Network under this agreement for the year ended December 31, 2018.

Nimiq 5 Agreement. In September 2009, we entered into a fifteen-year agreement with Telesat Canada to lease satellite capacity from Telesat Canada on all 32 direct broadcast satellite (“DBS”) transponders on the Nimiq 5 satellite at the 72.7 degree west longitude orbital location (the “Telesat Transponder Agreement”). In September 2009, we also entered into an agreement with DISH Network, pursuant to which DISH Network leases satellite capacity from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement (the “DISH Nimiq 5 Agreement”).

Under the terms of the DISH Nimiq 5 Agreement, DISH Network makes certain monthly payments to us that commenced in September 2009, when the Nimiq 5 satellite was placed into service, and continue through the service term. Unless earlier terminated under the terms and conditions of the DISH Nimiq 5 Agreement, the service term will expire in October 2019. Upon expiration of the initial term, DISH Network has the option to renew the DISH Nimiq 5 Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite. Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to lease satellite capacity from us on a replacement satellite. There can be no assurance that any options to renew the DISH Nimiq 5 Agreement will be exercised or that DISH Network will exercise its option to lease satellite capacity on a replacement satellite. We earned revenue of approximately $78.9 million from DISH Network under this agreement for the year ended December 31, 2018.

QuetzSat-1 Agreement. In November 2008, we entered into a ten-year agreement to lease satellite capacity from SES Latin America, which provides, among other things, for the provision by SES Latin America to us of leased satellite capacity on 32 DBS transponders on the QuetzSat-1 satellite. Concurrently, in 2008, we entered into an agreement, pursuant to which DISH Network leases from us satellite capacity on 24 of the DBS transponders on the QuetzSat-1 satellite. The QuetzSat-1 satellite was launched in September 2011 and was placed into service in November 2011 at the 67.1 degree west longitude orbital location. In January 2013, the QuetzSat-1 satellite was moved to the 77 degree west longitude orbital location. In February 2013, we and DISH Network entered into an agreement pursuant to which we lease back from DISH Network certain satellite capacity on five DBS transponders on the QuetzSat-1 satellite through November 2021, unless extended or earlier terminated under the terms and conditions of our agreement.

Under the terms of our contractual arrangements with DISH Network, we began leasing satellite capacity to DISH Network on the QuetzSat-1 satellite in February 2013 and will continue leasing such capacity through November 2021, unless extended or earlier terminated under the terms and conditions of our agreement with DISH Network for the QuetzSat-1 satellite. Upon expiration of the initial service term, DISH Network has the option to renew the agreement for the QuetzSat-1 satellite on a year-to-year basis through the end of life of the QuetzSat-1 satellite. Upon an in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to lease satellite capacity from us on a replacement satellite. There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to lease satellite capacity on a replacement satellite. We earned revenue of approximately $30.2 million from DISH Network under this agreement for the year ended December 31, 2018.

103 Degree Orbital Location/SES-3.  In May 2012, we entered into a spectrum development agreement (the “103 Spectrum Development Agreement”) with Ciel Satellite Holdings Inc. (“Ciel”) to develop certain spectrum rights at the 103 degree west longitude orbital location (the “103 Spectrum Rights”).  In June 2013, we and DISH Network entered into a spectrum development agreement (the “DISH 103 Spectrum Development Agreement”) pursuant to which DISH Network may use and develop the 103 Spectrum Rights.  Effective in March 2018, DISH Network exercised its right to terminate the DISH 103 Spectrum Development Agreement, and we exercised our right to terminate t the 103 Spectrum Development Agreement. In connection with the 103 Spectrum Development Agreement, in May 2012, we also entered into a ten-year agreement with Ciel pursuant to which we leased certain satellite capacity from Ciel on the SES-3 satellite at the 103 degree west longitude orbital location (the “Ciel 103 Agreement”).  In June 2013, we and DISH Network entered into an agreement pursuant to which DISH Network leased certain satellite capacity from us on the SES-3 satellite (the “DISH 103 Agreement”).  Under the terms of the DISH 103 Agreement, DISH Network made certain monthly payments to us through the service term.  Effective in March 2018 DISH Network exercised its right to terminate the DISH

103 Agreement and we exercised our right to terminate the Ciel 103 Agreement. We earned revenue of approximately $0.3 million from DISH Network under this agreement for the year ended December 31, 2018.

Share Exchange Agreement. On January 31, 2017, we and certain of our subsidiaries entered into a share exchange agreement (the “Share Exchange Agreement”) with DISH and certain of its subsidiaries pursuant to which, on February 28, 2017, we received all of the shares of the Tracking Stock in exchange for 100% of the equity interests of certain of our subsidiaries that held substantially all of our EchoStar Technologies businesses and certain other assets. Following consummation of the Share Exchange on February 28, 2017, we no longer operate the transferred EchoStar Technologies businesses and the Tracking Stock was retired and is no longer outstanding and all agreements, arrangements and policy statements with respect to such Tracking Stock terminated and are of no further effect. Pursuant to the Share Exchange Agreement, we transferred certain assets, investments in joint ventures, spectrum licenses and real estate properties and DISH Network assumed certain liabilities relating to the transferred assets and businesses. The Share Exchange Agreement contains customary representations and warranties by the parties, including representations by us related to the transferred assets, assumed liabilities and the financial condition of the transferred businesses. We and DISH Network also agreed to customary indemnification provisions whereby each party indemnifies the other against certain losses with respect to breaches of representations, warranties or covenants and certain liabilities and if certain actions undertaken by us or DISH Network causes the transaction to be taxable to the other party after closing. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2018.

Tax Matters Agreement. Effective March 2017, in connection with the Share Exchange, we and DISH entered into a tax matters agreement. This agreement governs certain of our rights, responsibilities and obligations with respect to taxes of the transferred businesses pursuant to the Share Exchange. Generally, we are responsible for all tax returns and tax liabilities for the transferred businesses and assets for periods prior to the Share Exchange and DISH Network is responsible for all tax returns and tax liabilities for the transferred businesses and assets from and after the Share Exchange. Both we and DISH Network made certain tax-related representations and are subject to various tax-related covenants after the consummation of the Share Exchange. Both we and DISH have agreed to indemnify each other if there is a breach of any such tax representation or violation of any such tax covenant and that breach or violation results in the Share Exchange not qualifying for tax free treatment for the other party. In addition, DISH Network has agreed to indemnify us if the transferred businesses are acquired, either directly or indirectly (e.g., via an acquisition of DISH Network), by one or more persons and such acquisition results in the Share Exchange not qualifying for tax free treatment. The tax matters agreement supplements the Tax Sharing Agreement outlined below, which continues in full force and effect. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2018.

Tax Sharing Agreement. Effective December 2007, we and DISH entered into a tax sharing agreement (the “Tax Sharing Agreement”) in connection with the Spin-off. This agreement governs our and DISH Network’s respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network indemnifies us for such taxes. However, DISH Network is not liable for and does not indemnify us for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Internal Revenue Code, because of: (i) a direct or indirect acquisition of any of our stock, stock options or assets; (ii) any action that we take or fail to take; or (iii) any action that we take that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, we will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses. The Tax Sharing Agreement will terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

In light of the Tax Sharing Agreement, among other things, and in connection with our consolidated federal income tax returns for certain tax years prior to and for the year of the Spin-off, in September 2013, we and DISH Network agreed upon a supplemental allocation of the tax benefits arising from certain tax items resolved in the course of the IRS’s examination of our consolidated tax returns. Prior to the agreement with DISH Network in 2013, the federal tax benefits were reflected as a deferred tax asset for depreciation and amortization, which was netted in our noncurrent deferred tax liabilities. The agreement with DISH Network in 2013 requires DISH Network to pay us the federal tax benefit it receives at such time as we would have otherwise been able to realize such tax benefit. We recorded a noncurrent receivable from DISH Network and a corresponding increase in our net deferred tax liabilities to reflect the effects of this agreement in September 2013. In addition, in September 2013, we and DISH Network agreed upon a tax sharing arrangement for filing certain combined state income tax returns and a method of allocating the respective tax liabilities between us and DISH Network for such combined returns, through the taxable period ending on December 31, 2017 (the “State Tax Arrangement”). No payments were made with respect to the Tax Sharing Agreement during the year ended December 31, 2018.

In August 2018, we and DISH Network amended the Tax Sharing Agreement and the 2013 agreements (the “Tax Sharing Amendment”). Under the Tax Sharing Amendment, to the extent permitted by applicable tax law, DISH Network is entitled to apply the benefit of our

2009 net operating losses (the “SATS 2009 NOLs”) to DISH Network’s federal tax return for the year ended December 31, 2008, in exchange for DISH Network paying us over time the value of the net annual federal income taxes paid by us that would have been otherwise offset by the SATS 2009 NOLs. The Tax Sharing Amendment also requires us and DISH Network to pay the other for the benefits of certain past and future federal research and development tax credits that we or DISH Network receive or received as a result of being part of a controlled group under the Internal Revenue Code and requires DISH Network to compensate us for certain past tax losses utilized by DISH Network and for certain past and future excess California research and development tax credits generated by us and used by DISH Network. In addition, the Tax Sharing Amendment extends the term of the State Tax Arrangement to the earlier to occur of termination of the Tax Sharing Agreement, a change in control of either us or DISH Network or, for any particular state, if we and DISH Network no longer file a combined tax return for such state.

We and DISH Network file combined income tax returns in certain states. We have earned and recognized tax benefits for certain state income tax credits that we would be unable to utilize currently if we had filed separately from DISH Network. Consistent with accounting principles that apply to transfers of assets between entities under common control, we recorded a charge of $3.5 million in additional paid-in capital for the year ended December 31, 2018, representing the amount that we estimate is more likely than not to be realized by DISH Network as a result of its utilization of the tax credits that we earned. We expect to increase additional paid-in capital upon receipt of any consideration that DISH Network pays to us in exchange for these tax credits.

TerreStar Agreement. In March 2012, DISH Network completed its acquisition of substantially all the assets of TerreStar Networks Inc. (“TerreStar”). Prior to DISH Network’s acquisition of substantially all the assets of TerreStar and our completion of the Hughes Acquisition, TerreStar and HNS entered into various agreements pursuant to which we provide, among other things, warranty, operations and maintenance and hosting services for TerreStar’s ground-based communications equipment. In December 2017, we and DISH Network amended these agreements, effective as of January 1, 2018, to reduce certain pricing terms through December 31, 2023 and to modify certain termination provisions. DISH Network generally has the right to continue to receive warranty services from us for our products on a month-to-month basis unless terminated by DISH Network upon at least 21 days’ written notice to us. DISH Network generally has the right to continue to receive operations and maintenance services from us on a quarter-to-quarter basis unless operations and maintenance services are terminated by DISH Network upon at least 90 days’ written notice to us. The provision of hosting services will continue until May 2022. In addition, DISH Network generally may terminate any and all services for convenience subject to providing us with prior notice and/or payment of termination charges. We earned revenue of approximately $3.7 million from DISH Network under these agreements for the year ended December 31, 2018.

TT&C Agreement. Effective January 2012, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we provided TT&C services to DISH Network for a period ending in December 2016 (the “TT&C Agreement”). We and DISH Network have amended the TT&C Agreement over time to, among other things, extend the term through February 2023. The fees for services provided under the TT&C Agreement are calculated at either: (i) a fixed fee or (ii) cost plus a fixed margin, which will vary depending on the nature of the services provided. DISH Network is able to terminate the TT&C Agreement for any reason upon 12 months’ notice. Effective March 2014, we provide TT&C services for the D-1 and EchoStar XV satellites; however, for the period that we received satellite services on the EchoStar XV satellite from DISH Network, we waived the fees for the TT&C services on the EchoStar XV satellite. Effective August 2016, we provide TT&C services to DISH Network for the EchoStar XVIII satellite. We earned revenue of approximately $4.6 million from DISH Network under this agreement for the year ended December 31, 2018.

Related Party Transactions with Hughes Systique Corporation (“Hughes Systique”)

We contract with Hughes Systique for software development services. In addition to our approximately 43.4% ownership in Hughes Systique, Mr. Pradman Kaul, the President of Hughes Communications and a member of our board of directors, and his brother, who is the Chief Executive Officer and President of Hughes Systique, in the aggregate, own approximately 25.5%, on an undiluted basis, of Hughes Systique’s outstanding shares as of December 31, 2018. Furthermore, Mr. Pradman Kaul serves on the board of directors of Hughes Systique. Hughes Systique is a variable interest entity and we are considered the primary beneficiary of Hughes Systique due to, among other factors, our ability to direct the activities that most significantly impact the economic performance of Hughes Systique. As a result, we consolidate Hughes Systique’s financial statements in our consolidated financial statements. We incurred expenses of approximately $14.4 million payable to Hughes Systique for the year ended December 31, 2018.

Related Party Transaction with Global IP

In May 2017, we entered into an agreement with Global-IP Cayman (“Global IP”) providing for the sale of certain equipment and services to Global IP. Mr. William D. Wade, a member of our Board of Directors, serves as a member of the board of directors of Global IP and as an executive advisor to the Chief Executive Officer of Global IP. In August 2018, we and Global IP amended the agreement to (i) change certain of the equipment and services to be provided to Global IP; (ii) modify certain payment terms; (iii) provide Global IP an option to use one of our test lab facilities; and (iv) effectuate the assignment of the agreement from Global IP to one of its wholly-owned subsidiaries. In February 2019, we terminated the agreement as a result of Global IP’s defaults resulting from its failure to make payments to us as required under the terms of the agreement and we reserved our rights and remedies against Global IP under the agreement. We earned revenue under this agreement of approximately $9 million from Global IP for the year ended December 31, 2018.

Related Party Transaction with TerreStar Solutions, Inc. (“TSI”)

DISH Network owns more than 15% of TSI. In May 2018, we and TSI entered into an equipment and services agreement pursuant to which we design, manufacture and install upgraded ground communications network equipment for TSI’s network and provides, among other things, warranty and support services. We earned revenue from TSI under this agreement of approximately $6 million for the year ended December 31, 2018.

Related Party Transaction with Maxar Technologies Inc.

Mr. Jeffrey Tarr, a member of our Board of Directors, serves as a consultant and advisor to Maxar. We have entered into agreements with Maxar for the manufacture of our EchoStar IX, EchoStar XI, EchoStar XIV, EchoStar XVI, EchoStar XVII, EchoStar XIX, EchoStar XXI and EchoStar XXIII satellites and for the timely manufacture and delivery and certain other services for our EchoStar XXIV satellite with an expected launch date in 2021. Maxar provides us with anomaly support for these satellites once launched pursuant to the terms of the agreements. Maxar also provides a warranty on one of these satellites and may be required to pay us certain amounts should the satellite not operate according to certain performance specifications. Our obligations to pay Maxar under these agreements during the design life of the applicable satellites may be reduced if the applicable satellites do not operate according to certain performance specifications. We incurred aggregate costs of approximately $153.3 million payable to Maxar under these agreements for the year ended December 31, 2018.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting.  The Audit Committee and the Board of Directors have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and we are asking our shareholders to ratify this appointment at the Annual Meeting.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of EchoStar.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire.  They also will be available to respond to appropriate questions of shareholders.

The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Charles W. Ergen, our Chairman, and certain entities established by Mr. Ergen for the benefit of his family, beneficially own equity securities representing approximately 88.3% of the total voting power of all classes of our outstanding shares.  Please see “Equity Security Ownership and Related Matters” above.  Mr. Ergen and such entities have indicated their intention to vote in favor of Proposal 2.  Accordingly, approval of Proposal 2 is assured even if it were to receive a contrary vote by all shareholders other than Mr. Ergen and such entities.

Principal Accountant Fees and Services

KPMG LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2017.  The following table presents fees for professional services rendered by KPMG LLP on behalf of the Company and our subsidiaries for the years ended December 31, 2018 and 2017.

	For the Years Ended December 31,
	2018	2017
Audit Fees(1)	$2,977,673	$2,591,792
Audit Related Fees(2)	157,490	376,102
Total Audit and Audit Related Fees	3,135,163	2,967,894
Tax Fees(3)	1,049,596	1,004,027
All Other Fees	—	—
Total Fees	$4,184,759	$3,971,921

(1)
Consists of fees for the audit of our and our subsidiaries’ consolidated financial statements included in our 2018 Form 10-K, review of our and our subsidiaries’ unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with statutory and other audits of our foreign subsidiaries.

(2)
Consists of fees for assurance and other services that are provided in connection with the issuance of consents, comfort letters, certifications, compliance with XBRL tagging; and professional consultations with respect to accounting issues or matters that are non-recurring in nature.

(3)	Consists of fees for tax consultation and tax compliance services.

Audit Committee Pre-Approval Process

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm.  The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.  All of the fees paid by us to KPMG LLP for services for 2018 and 2017 were pre-approved by the Audit Committee.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of EchoStar’s financial reporting process, as is more fully described in our charter.  EchoStar’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles.  EchoStar’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  Our responsibility is to monitor and review these processes.  It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.  We are not and may not be employees of EchoStar, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, we have relied, without independent verification, on representations by EchoStar’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States.  We have also relied on representations of EchoStar’s independent registered public accounting firm included in their report on its financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with EchoStar’s management and independent registered public accounting firm do not assure that EchoStar’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of EchoStar’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) or that EchoStar’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with EchoStar’s management its audited financial statements for the fiscal year ended December 31, 2018.  We also discussed these audited financial statements with EchoStar’s independent registered public accounting firm.  Our discussions with the independent registered public accounting firm included matters required to be discussed pursuant to the rules adopted by the PCAOB.  We also discussed with them their independence and any relationship that might affect their objectivity or independence.  In connection with these discussions, we received and reviewed the written disclosures from KPMG LLP required by applicable requirements of the PCAOB.  Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and EchoStar that affects the objectivity or independence of the independent registered public accounting firm.  Based on these discussions and our review discussed above, we recommended to the Board of Directors that its audited financial statements for fiscal year 2018 be included in EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Respectfully submitted,

The Audit Committee (approved February 12, 2019)

C. Michael Schroeder (Chairman)
Anthony M. Federico
Tom A. Ortolf
William D. Wade

PROPOSAL 3 — SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR
ELECTIONS

We have been notified that the California Public Employees’ Retirement System (“CalPERS”), P.O. Box 2749, Sacramento, California, intends to present a proposal for consideration at the Annual Meeting. CalPERS has represented that it has beneficially owned shares of the Corporation’s common stock having a market value in excess of $2,000 continuously for at least the preceding year and intends to continue to own such a block of stock at least through the date of the Annual Meeting and to attend the Annual Meeting. We will promptly provide the number of voting securities to our knowledge that are held by CalPERS as of the Record Date to any shareholder of ours upon receiving a written or oral request from such shareholder directed to our General Counsel at the following address: EchoStar Corporation, 100 Inverness Terrace East, Englewood, Colorado 80112, Attention: General Counsel; or by telephoning our General Counsel at (303) 706-4000.
If CalPERS, or a representative qualified under applicable requirements, is present at the Annual Meeting and properly presents the proposal for a vote, then the proposal will be voted upon. CalPERS has provided the following proposed resolution and supporting statement, which are set forth below in the form in which we received them.
RESOLVED, that the shareowners of EchoStar Corporation (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement from CalPERS

Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company’s current voting system, a director may be elected with as little as one affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.

Board of Directors’ Statement in Opposition to the Shareholder Proposal

The Board unanimously recommends a vote AGAINST this proposal.
The Board has carefully considered the shareholder proposal and does not believe that it is in the best interests of the Corporation and its shareholders for the reasons described below.
As of the Record Date, EchoStar has only Class A Shares and Class B Shares outstanding.  Our Class A Shares and Class B Shares vote together on all matters upon which shareholders are entitled to vote, including, but not limited to, the election of directors. Each Class A Share is entitled to one vote per share and each Class B Share is entitled to ten votes per share.
As of the Record Date, Charles W. Ergen, our Chairman, and certain entities established by Mr. Ergen for the benefit of his family, beneficially own Class A and Class B shares representing in the aggregate approximately 88.3% of the total voting power of all classes of our outstanding shares. As a result, we are a “controlled company” within the meaning of NASDAQ rules and, through such beneficial ownership, Mr. Ergen and the entities established by Mr. Ergen for the benefit of his family have the ability to elect all director nominees under either a majority or plurality voting standard and to control all other matters requiring the approval of our shareholders.
Our Nominating Committee is tasked with evaluating and recommending independent nominees for election to the Board and considering director nominees in light of the entirety of their credentials. Our directors stand for re-election every year. Shareholders who are dissatisfied with incumbent directors are empowered to express their dissatisfaction by “withholding” their votes from such directors and, in accordance with applicable law and the Corporation’s bylaws and procedures, to recommend candidates to the Nominating Committee and/or to make their own nominations of directors for election to our Board as described under “Additional Information - Shareholder Communications.” Shareholders may also communicate with any director and submit proposals for consideration at our annual meetings as described under “Additional Information - Shareholder Communications.”
In addition, even though as a “controlled company” we are exempt from NASDAQ rules relating to independent membership of certain board committees, our Compensation Committee and Nominating Committee as of the date of this Proxy Statement are comprised entirely of independent directors under NASDAQ rules. Five of our nine directors as of the date of this Proxy Statement are independent under applicable NASDAQ rules even though we are exempt from NASDAQ rules requiring us to have independent directors.
As described above, our current corporate governance practices provide shareholders with the ability to effectively express their views and participate in director elections. A majority voting standard for the election of directors would provide no additional meaningful benefit to our shareholders.
For these reasons, the Board unanimously recommends that you vote AGAINST this shareholder proposal (Item No. 3 on the enclosed proxy card).

As of the Record Date, Charles W. Ergen, our Chairman, and certain entities established by Mr. Ergen for the benefit of his family, beneficially own equity securities representing approximately 88.3% of the total voting power of all classes of our outstanding shares. Please see “Equity Security Ownership and Related Matters” above. Mr. Ergen and such entities have indicated their intention to vote against this shareholder proposal. Accordingly, this shareholder proposal will not be approved even if it were to receive the affirmative vote of all shareholders other than Mr. Ergen and such entities.

OTHER MATTERS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement.  However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

ADDITIONAL INFORMATION

Where to Get Additional Information

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC.   As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that website is http://www.sec.gov.  In addition, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC.  The address of that website is http://www.echostar.com

Cost of Proxy Solicitation

We will bear the cost of the solicitation of proxies on behalf of the Board of Directors.  In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means.  None of our directors, officers or employees will be specifically compensated for those activities.  We do not expect to pay any compensation for the solicitation of proxies.  However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

Shareholder Communications

General.  We provide an informal process for shareholders to send communications to our Board of Directors and its members.  Shareholders who wish to contact the Board of Directors or any of its members may do so by writing to EchoStar Corporation, Attn: Board of Directors, 100 Inverness Terrace East, Englewood, Colorado 80112.  At the direction of the Board of Directors, all mail received will be opened and screened for security purposes.  Correspondence directed to an individual Board member is referred to that member.  Correspondence not directed to a particular Board member is referred to Mr. Dean A. Manson, our Executive Vice President, General Counsel and Secretary.

Submission of Shareholder Proposals and Director Nominations for the 2020 Annual Meeting. Shareholders who intend to submit a proposal or director nomination for consideration for inclusion in our proxy materials for presentation at our 2020 Annual Meeting of shareholders (the “2020 Annual Meeting”) must submit the proposal or director nomination to us no later than November 19, 2019 (120 days prior to the anniversary of the mailing date of this Proxy Statement).

In accordance with our bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2020 Annual Meeting, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to Dean A. Manson, our Executive Vice President, General Counsel and Secretary, at EchoStar Corporation, 100 Inverness Terrace East, Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2019 Annual Meeting of Shareholders.  Accordingly, based on the date of our 2019 Annual Meeting of Shareholders, any notice given pursuant to our bylaws and outside the process of Rule 14a-8 must be received no earlier than January 1, 2020 and no later than January 31, 2020.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

DEAN A. MANSON
Executive Vice President, General Counsel and Secretary

ECHOSTAR

ECHOSTAR CORPORATION
100 INVERNESS TERRACE EAST
ENGLEWOOD, CO 80112

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E56800-Z74322-P18688 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ECHOSTAR CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) R. Stanton Dodge
02) Michael T. Dugan
03) Charles W. Ergen
04) Anthony M. Federico
05) Pradman P. Kaul
06) C. Michael Schroeder
07) Jeffrey R. Tarr
08) William D. Wade

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as EchoStar Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 3:

	For	Against	Abstain
3. To consider a shareholder proposal regarding majority voting in director elections.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

For address changes/comments, mark here (see reverse for instructions). ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

E56801-Z74322-P18688

ECHOSTAR CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles W. Ergen and Dean A. Manson, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse, all Class A Shares and Class B Shares of EchoStar Corporation held of record by the undersigned on March 4, 2019, at the Annual Meeting of Shareholders to be held on April 30, 2019, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE EIGHT DIRECTORS SET FORTH ON THE REVERSE SIDE, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS ECHOSTAR CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019, AND (3) AGAINST THE SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE.

Address changes/comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side